Registration No. 333-

As filed  with  the  Securities  and  Exchange Commission on October 10, 2003

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ASIA PROPERTIES, INC.
                 (Name of small business issuer in its charter)

              NEVADA                         6552                    47-0855301
     (State  or  jurisdiction        (Primary  Standard        (I.R.S.  Employer
        of  incorporation       Industrial Classification   Identification  No.)
        or  organization)               Code  Number)

   Daniel Mckinney, 114 Magnolia Street, Suite 400-115,  Bellingham, WA  98225
                                 (360) 392-2841
             (Address, and telephone of principal executive offices)

   Daniel Mckinney, 114 Magnolia Street, Suite 400-115,  Bellingham, WA  98225
                                 (360) 392-2841
            (Name, address and telephone number of agent for service)

                                   Copies to:
              M. Richard Cutler, Esq.               G.J. Armstrong
           3206 West Wimbledon Drive               250 H. Street #123
              Augusta, GA 30909                    Blaine, WA 98230

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration
statement  for  the  offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration
statement  for  the  offering.   [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box.   [   ]

                         CALCULATION OF REGISTRATION FEE

                                              AMOUNT       PROPOSED MAXIMUM   PROPOSED MAXIMUM   AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES            BEING        OFFERING PRICE     AGGREGATE          REGISTRATION
 TO BE REGISTERED                             REGISTERED   PER SHARE (1)      OFFERING PRICE     FEE

Common Stock, par value $.01 per share,
issuable under Equity Line of Credit            5,000,000  $ 1.00             $ 5,000,000      $  453.04


Common Stock, par value $.01 per share,
issuable to Placement Agent, Investor
and Legal Counsel                                 120,000  $ 1.00             $   120,000      $   13.60

Totals                                          5,120,000                     $ 5,120,000      $  466.64


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the price of $1.00 per share. This is the lowest price at which management of Asia Properties will authorize a draw down. Please note that payment of this filing fee is offset against payment of a filing fee in connection with an SB-2 filing by Asia Properties, Inc. under the name of Asia Properties Investments, Inc. which was withdrawn and refiled as this SB-2.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

This  prospectus  relates  to  the  sale  of  up  to  5,120,000  shares  of Asia
Properties' common stock by certain persons who are, or will become, stockholders of Asia Properties. Please see "Selling Stockholders" on page 16 Asia Properties is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The  selling  stockholders  consist  of:

(1) Cornell Capital Partners, L.P., which intends to sell up to 5,090,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated May 20, 2003.

(2) TN Capital Equities, Ltd., which intends to sell up to 10,000 shares of common stock acquired as a placement fee in connection with the equity line of credit agreement.
(3) Cutler Law Group, our legal counsel, which intends to sell up to 20,000 shares of common stock acquired for legal services.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Asia Properties 98% of the lowest closing bid price of our common stock during the advance period under the Equity Line of Credit Agreement. Asia Properties has agreed to pay a cash payment to to Cornell Capital Partners, L.P. as an underwriting discount equal to 7% of each Advance under the Equity Line of Credit Agreement. In addition, Asia Properties has retained TN Capital Equities, Ltd., a registered Broker Dealer as the Placement Agent and has agreed to issue them 10,000 shares. TN Capital Equities, Ltd. may be deemed to be an "underwriter" in connection with the resale of the shares issued to them.

Our common stock is quoted on the Pink Sheets, maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "ASPZ". On September 10, 2003, the last reported sale price of our common stock was $1.35 per share. The Company's common stock is subject to provisions of
Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule." Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company's common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 11

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The  date  of  this  prospectus  is  October 10, 2003

                                TABLE OF CONTENTS

                                                                        Page No.

PROSPECTUS  SUMMARY                                                         6
THE  OFFERING                                                               6
SUMMARY  CONSOLIDATED  FINANCIAL  INFORMATION                              10
RISK  FACTORS                                                              11
FORWARD-LOOKING  STATEMENTS                                                19
SELLING  STOCKHOLDERS                                                      20
USE  OF  PROCEEDS                                                          21
DILUTION                                                                   23
EQUITY  LINE  OF  CREDIT                                                   24
PLAN  OF  DISTRIBUTION                                                     27
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION           29
DESCRIPTION  OF  BUSINESS                                                  36
MANAGEMENT                                                                 42
CERTAIN  TRANSACTIONS                                                      46
DESCRIPTION  OF  PROPERTY                                                  47
LEGAL  PROCEEDINGS                                                         47
PRINCIPAL  SHAREHOLDERS                                                    48
MARKET  PRICE  OF  AND  DIVIDENDS  ON  THE  REGISTRANT'S  COMMON           50
EQUITY  AND  OTHER  SHAREHOLDER  MATTERS
DESCRIPTION  OF  SECURITIES                                                52
DISCLOSURE  OF  SEC  POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT   53
LIABILITIES
EXPERTS                                                                    54
LEGAL  MATTERS                                                             54
AVAILABLE  INFORMATION                                                     54
FINANCIAL  STATEMENTS                                                     F-1

As used in this prospectus, the terms "we," "us," "our," "the Company," and "Asia Properties" mean Asia Properties Corporation, a Nevada corporation. The term "selling shareholder" means Cornell Capital Partners, L.P., and TN Capital Equities, Ltd, both of which are offering to sell their shares of Asia Properties common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.001 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

This prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

THE  COMPANY

Asia Properties, Inc ("Asia Properties" "the Company", or API) was incorporated in the State of Nevada on April 6, 1998 in order to acquire residential and commercial real estate in Southeast Asia for resale or development. Asia Properties is a development stage company that does not as yet own any property and has not generated any revenues from operations. Shares of API are currently quoted on the Pink Sheets under the trading symbol ASPZ.

Asia Properties currently plans to conduct the following business activities: acquire, manage, and develop income-producing real property in Southeast Asia and acquire real property in Southeast Asia for long-term capital gains. Asia Properties' plan of operations also includes identifying suitable companies that own income-producing property for purposes of acquisition.

Asia Properties, Inc. owns 100% of Asia Properties, International (Thailand) Co. Ltd. This subsidiary was incorporated to purchase future property in the Kingdom of Thailand. The sole officer and director is Daniel S. Mckinney. The company is currently dormant.

Our current place of business is 114 Magnolia Street, Suite 400-115, Bellingham, WA 98225. Our telephone number is (360) 392-2841

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Asia Properties. The selling stockholders consist of:

- Cornell Capital Partners, L.P., which intends to sell up to 5,090,000 shares of common stock to be issued under a Placement Agent Agreement in connection with the Equity Line of Credit Agreement, dated May 20, 2003.

- TN Capital Equities, Ltd, who intends to sell up to 10,000 shares of common stock acquired in connection with the Equity Line of Credit Agreement.

- Cutler Law Group, who intends to sell up to 20,000 shares of common stock acquired in connection with legal services.

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total less the 7% discount payable to Cornell Capital Partners for a total of $4,650,000 of up to $5,000,000. It should be noted, however, that Cornell might not invest the full $5,000,000. Cornell Capital Partners, L.P. will purchase the shares of common stock for 98% of the lowest closing bid price of our common stock on any principal market on which our stock is traded during the 5 trading days immediately following notice of our intent to make an Equity Line draw.

Asia Properties may exercise a put every seven days up to $175,000 per put and up to a maximum of $500,000 per month

The commitment fees and fees associated with each put payable by Asia Properties under the agreement are as follows: 90,000 shares to Cornell Capital Partners, L.P. upon execution of the Equity Line of Credit Agreement, and 10,000 shares to TN Capital Equities, Ltd., a registered Broker Dealer upon execution of a Placement Agent Agreement, as part of the initial execution costs of the Agreement. TN Capital will serve as the placement agent to act as our exclusive agent in connection with the Equity Credit Line. Additionally Asia Properties will pay fees amounting to 7% of each put. The 90,000 shares held by Cornell Capital are beneficially owned by Mark Angelo. The10,000 shares held by TN
Capital  Equities,  Ltd.  are  beneficially  owned  by  John  Steinmetz.

The Agreement between Asia Properties and Cornell Capital may be terminated in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days, other than due to the acts of the Investor, during the Commitment Period, and (ii) the Company fails to materially comply with the certain requirements in the Agreement respecting covenants of the Company and such failure is not cured within thirty days after receipt of written notice from Cornell.

It should be noted that the Board of Directors of Asia Properties, Inc have signed a Board Resolution stating that management will not authorize any draw down at a share price of less than $1.00 per share. Therefore, the maximum number of shares we could issue is 5,000,000 shares. Additionally, the Equity Line of Credit Agreement prohibits Cornell from holding more than 9.9% of the outstanding shares at any given time.

Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit


COMMON  STOCK  OFFERED:               Up  to  5,120,000  shares

COMMON  STOCK  OUTSTANDING
BEFORE  THE  OFFERING(1)               6,720,782  shares

COMMON  STOCK  OUTSTANDING
AFTER  THE  OFFERING                    Up  to  11,840,782  shares

USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of stock by any of the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used as follows:

Land Valuation-$20,000, Land Surveys & Mapping - $15,000, Feasibility Study - $30,000, Architectural Fees - $250,000, Structural & Electrical Engineering - $100,000, Environmental Consulting Fees - $30,000, Anticipated US Legal Fees - $30,000, Anticipated Thailand Legal Fees - $20,000, Auditing & Accounting Fees - $20,000, Salaries - $50,000, Rents & Related Office Expenses - $10,000, Travel & Accommodation - $15,000, Repayment of Loan to Mr. Mckinney - $101,245, Cost of 7% Underwriting Discount $350,000. The remaining approximately $3,958,000, will be used towards construction expenses. Please see "Use of Proceeds" page 22.

RISK  FACTORS

The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

The  Line  of  Credit  Agreement  is  subject  to  termination.

The Equity Line of Credit Agreement with Cornell Capital Partners is subject to termination in the event that there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days, other than due to the acts of the Cornell Capital or should the Company any time fail materially to comply with the other requirements of the Equity Line of Credit Agreement and such failure is not cured within thirty days after receipt of written notice from Cornell Capital. Should such termination occur, we would find it difficult or impossible to continue with our business plan.

Management will not will not authorize a draw down of funds below $1.00 per share.

Additionally, should the share price of Asia Properties fall below $1.00 per share and remain below this price Management of Asia Properties will not authorize a draw down of funds from Cornell Capital and the Equity Line of Credit Agreement will eventually expire. This would make it difficult or impossible to execute our Business Plan without obtaining an alternative source of capital funding.

Cornell Capital cannot hold more than 9.9% of the shares of Asia Properties at any given time.

The Equity Line of Credit Agreement also states that Cornell Capital Partners cannot hold more than 9.9% of the Issued and Outstanding shares of Asia Properties at any given time. Consequently, if Cornell Capital cannot dispose of their acquired shares so as to maintain ownership of less than 9.9% of the

Issued and Outstanding shares of Asia Properties, we will be unable to affect any further puts. This would make obtaining the financing we require for our business difficult to complete.

Penny  Stock  Regulations

Our common stock is quoted on the Pink Sheets, maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "ASPZ". On September 10, 2003 the last reported sale price of our common stock was $1.35 per share. The Company's common stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule." Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company's common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

NATIONAL  QUOTATION  BUREAU  PINK  SHEETS  TRADING  SYMBOL:

ASPZ

(1)  Based  on  shares  outstanding  as  of  June  30,  2003.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                              STATEMENT OF OPERATION DATA

                                                                Accumulated from       Accumulated from
                                                                April 6, 1998          April 6, 1998
                                                                  (date of inception)  (date of inception)
                                                                to December 31, 2002   to June 30, 2003
                                                                ---------------------  -------------------

Revenues                                                                           -                    -

General and Administration Expenses                                        1,772,730            1,857,337
Net Income (loss)                                                         (1,629,421)          (1,714,030)
Net Income (Loss) Per Share                                                    (0.05)              (0.028)

                                   BALANCE SHEET DATA
                                    December 31, 2002

Cash                                                                              32                   98
Investment in Shares                                                          20,000               20,000
Prepaid Expenses                                                                   -              100,000
Property, Plant and Equipment                                                  7,639                    -
                                                                ---------------------  -------------------
Total Assets                                                                  44,171              120,098

Accounts Payable                                                               1,366               11,853
Accrued Liabilities                                                            5,000                5,000
Due to Related Parties                                                       107,744              107,791
                                                                ---------------------  -------------------
Total Liabilities                                                            114,110              124,644

Share Capital                                                                  6,601                6,721
Additional Paid-in Capital                                                 1,402,883            1,522,773
Donated Capital                                                              150,000              180,000
Deficit Accumulated During the Development Stage                          (1,629,423)          (1,714,030)
                                                                ---------------------  -------------------
Total Shareholders Equity                                                     44,171              120,098

                                  RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

We  are  affected  by  the  risks  associated  with  a  new business enterprise.

We were formed to take commercial advantage of the real estate cycle, currently at a very depressed stage, in Thailand and the rest of Southeast Asia. The future results of our operations are heavily dependent on our management's ability to successfully obtain capital and purchase the targeted real estate at reasonable prices. We cannot be sure that we will ever become profitable, or that we will ever provide any return on invested capital. The likelihood of our success should be considered relative to the problems frequently encountered in connection with the operation and development of a new business and the competitive environment in which it operates.

We have incurred operating losses and may continue to incur losses for the foreseeable future.

We have a very limited operating history and have not, as yet, earned any revenues from operations. We may never earn revenues or be profitable or, if we do become profitable, we may be unable to sustain profitability. In addition, we may experience fluctuations in future operating results due to a variety of factors including the following:

-     general  economic  conditions,
-     specific economic conditions in Thailand, and other countries in Southeast
      Asia,
-     capital  and  other  costs  relating  to  the  expansion  of  operations,
-     epidemics  of  disease  such  as  SARS

We cannot assure you that our operations will generate sufficient revenues to become profitable.

Not  a  Going  Concern

Our Auditor has raised substantial doubt about the Company's ability to continue as a going concern. Additionally, the Company has an accumulated deficit of $1,629,423. If we are unable to obtain sufficient capital, we could terminate, file bankruptcy or suspend our business operations.

We  must  seek  additional  financing  or  curtail  our  operations.

Our capital requirements have been and will continue to be significant as we attempt to begin a new real estate development business that requires substantial amounts of capital. We must seek additional financing or substantially reduce, or even curtail, our operations and/or expansion plans.

Specifically, the number of properties we may acquire and the diversification of our intended investments will be reduced to the extent that we are unable to raise additional capital.

In order to acquire the Phuket property, we will need to raise approximately US $4,250,000(180 million Thai Baht) and issue 1,000,000 million shares.

Additionally, as described in the Use of Proceeds section, in order to proceed with the buildout of the Phuket property, we will need to raise capital for at least the following: land valuation - $20,000, land surveys and mapping - $15,000, feasibility study - $30,000, structural and electrical engineering - $100,000, architectural fees - $250,000.

Additional funds required total $175,000 and includes: anticipated US legal fees
- $30,000, anticipated Thailand legal fees - $20,000, auditing and accounting fees - $20,000, consulting fees - $30,000, salaries - $50,000, travel and accommodation - $15,000, rents and other related office expenses - $10,000

Possible  future  dilution  of  stock

We may raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock will dilute existing stockholders. We may issue securities with rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Additional  financing  may  not  be  available

We cannot guarantee that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. Even if we are able to expand our business, we cannot provide certainty that we will be successful or that investors will derive a profit from an investment in our equity.

Possible  loss  of  management  control

We may, at some time, consider a financing in which we would issue as consideration for the capital invested, an amount of our authorized but unissued common stock, that would, upon issuance, result in a majority of the voting power being transferred to a third party through sale and conversion of a sufficient number of shares. This could potentially result in the new shareholder(s) acquiring control of the Company and persons unknown could replace the Company's management

The  success  of  Asia  Properties  is  dependent  on  its  key  personnel.

We are substantially dependent on the continued work of Daniel S. McKinney. We presently do not have an employment contract with any other individual. If Mr. McKinney were unable or unwilling to continue in his present position, our financial condition and results of operations could be harmed.

No  key  person  insurance.

Management functions of Asia Properties, Inc. are substantially performed by directors or officers of the Company. The company does not contemplate acquiring key-person insurance for Mr. McKinney or any other personnel at this time. Should we lose the services of Mr. Mckinney or other key persons, we would have difficulty in completing our business plan until such persons were replaced.

Investors  in  our  shares  will  probably not derive any profits from dividends

We have never paid a cash dividend on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the near future. We believe it is better for us to to retain earnings, if any, to fund growth and expansion. Under Nevada law, a company is prohibited from paying dividends if the Company, as a result of paying such dividends, would not be able to pay its debts as they come due, or if the Company's total liabilities and preferences to preferred shareholders if any exceed total assets. Any payment of cash dividends of our Common Stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our Board of Directors deems relevant.

If our stock price is volatile, we may become subject to securities litigation which is expensive and could result in a diversion of resources

In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Any litigation arising from the volatility in the price of our common stock could divert management resources and harm our business.

Trading  of  Asia  Properties  capital  shares  may  be  inactive.

Although our capital shares are presently publicly quoted on the Pink Sheets, our capital shares are not presently quoted or traded on the NASDAQ system or any other exchange. Based on the historical trading information of our common stock, there may not be or develop an active trading market for our capital shares. To the extent that trading develops in our capital shares, there could be an extremely limited trading market and very little liquidity. Although we cannot guarantee we will be successful, we intend to seek a listing on the Over-the-counter Bulletin Board maintained by NASD after the registration statement of which this prospectus is a part is declared effective if we can meet the qualifications required by NASD. If we are unable to successfully list on the Bulletin Board, an active trading market for our capital shares may not develop and shareholders may find it very difficult to sell their securities.

The trading market for our capital shares will be adversely affected if the SEC's "penny stock" regulations continue to apply to our capital shares.

Our securities are considered penny stocks under rules promulgated under the Securities and Exchange Act Penny Stock Regulations. Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Our capital shares do not at present currently qualify for those exemptions since they are quoted only on the National Quotation Bureau Pink Sheets. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risk associated with the penny stock market as well as other detailed information. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Therefore, as long as our stock is subject to the penny stock rules, investors may find it more difficult to sell their securities.

Blind  Pool

A blind pool is a form of limited partnership, set up for investment that does not specify what investments the general partner or company plans to invest. Our investments are and will continue to be fully disclosed and as such, we believe that we are not operating a blind pool.

We  do  not  currently  own  real  estate.

We do not currently own any specific real estate properties. Although we have entered into one letter of intent, we cannot be certain that we will be able to acquire suitable real estate in a timely manner or at all. Failure to acquire real estate will prevent us from continuing to operate as we anticipate.

We  currently  do  not  have  the  cash to close the Thailand property purchase.

We currently have outstanding loans of at least $101,000, an accumulated deficit of over $1 million, and very limited cash. We currently do not have the cash to close the Thailand property purchase. As such there is currently substantial doubt that we will be able to purchase and develop this property and proceed with our business plan.

We will not be successful if we are unable to purchase real estate interests at reasonable prices.

Our success is dependent on our ability to acquire real estate interests at reasonable prices supported by third party independent appraisals. Although we have experienced appraisers within our management team, we cannot be certain that any properties will be offered at reasonable prices. Our business will fail if we are not able to acquire real estate interests at reasonable prices in Southeast Asia.

The costs of property, labor and materials necessary to develop properties may escalate.

The cost of property in Southeast Asia may escalate or rebound suddenly, making purchases too expensive, and the cost of labor and certain materials may increase beyond our expectations. Such increases, should they occur, would make it difficult or impossible for Asia Properties to continue as a going concern.

We  are  presently  dependent  on  loans  from  management  for  existence.

We are currently dependent on loans from management to pay current administration expenses necessary for our business to continueMr. McKinney has loaned Asia Properties $101,245, which is still outstanding. However, there are no written commitments by management to provide capital to Asia Properties. Should management (particularly Mr. McKinney) not be able to continue making such loans, our ability to continue as a going concern could be seriously hampered.

We  do  not  have  a  policy  limiting  debt.

We do not have a policy limit on the incurrence of debt. The absence of such a policy can result in the incurrence of debt that could be unmanageable and could seriously impair our ability to continue to operate or prevent us from continuing to operate.

Our operations and financial condition may be adversely affected by changing or deteriorating political situations in Thailand and Southeast Asia.

Future political and economic instability in Thailand could have an adverse effect on our business and results of operations. Particular attention should be paid to the fact that the land we plan to acquire in Thailand will be governed in Thailand by a political, economic and legal environment that differs significantly from that which prevails in the United States. Thailand has experienced several changes of government and changes in its political system since World War II. We cannot make assurances that Thailand's current government or political system will continue unchanged for the foreseeable future. We also cannot make assurances that any future change in the government will be the result of democratic processes. Should any such adverse conditions develop, we would find it difficult or impossible to continue to operate in Thailand and we would have to seek opportunities elsewhere. Moreover, opportunities elsewhere might not be available and we would therefor be unable to continue with our business plan.

Our operations and financial condition may be adversely affected by the status of the Southeast Asian economy.

Although Southeast Asia's economy has been characterized in the past decade by high growth rates, in 1996 and particularly in 1997, economic growth slowed in relation to historical levels. In late 1997 and through 2002, Southeast Asia experienced significant economic weakness, resulting primarily from declines in the property and finance industries, a sharp reduction in financial liquidity and a general deterioration in investor confidence. Inflation in countries of Southeast Asia has recently decreased and interest rates have fallen considerably in the region. Asia has recently suffered by the SARS epidemic with such cities as Hong Kong and Singapore being most notably affected. Any of these factors could adversely affect our operations and financial condition.

Factors  affecting  Southeast  Asia  may  harm  the  Company.

The  following  factors  may  adversely  affect  our  business:

-     Possible  deterioration  of  the  economy  in  Southeast  Asia  generally,

- Possible rise in interest rates and inflation of Southeast Asian countries,

- Possible lack of liquidity and stability in the Southeast Asian finance industries in which we plan to operate,

-            Possible  outbreaks  of  epidemics  such  as  SARS

-            Possible  terrorist  attacks  in  the  region

- Additional factors including measures taken by the government of the Southeast Asian countries, in which we plan to operate, in response to evolving negative conditions.

Our results of operations could be affected by risks associated with the exchange rate fluctuations of the Thailand Baht and other Southeast Asian currencies.

We plan to establish a subsidiary company in Thailand that will maintain a portion of our cash in Thai Baht and make investments in Thai Baht denominations

Furthermore, we cannot assure you that the value of the Thai Baht or the currencies of the other Southeast Asia countries in which we plan to operate will not decline, increase or continue to fluctuate against the U.S. dollar. Adverse economic conditions in Thailand and the region to the devaluation of the Thai Baht beginning in 1998 may have an adverse effect on us. Fluctuations of the value of the Thai Baht or the currencies of other Southeast Asian countries in which we plan to operate relative to the U.S. dollar may cause us to recognize material foreign exchange losses which could adversely affect our results of operations and financial condition.

Risk  Related  to  the  activities  in  which  we  plan  to  engage.

Construction  Risks

The company plans to engage in development on raw land the building of resort, and villas/condominiums for sale. Although the company plans to issue a letter of credit to any general contractor with specific liquidated damages for each day of delay and a security bond and insurance policy will be initiated by the general contractor against insolvency, bad weather and acts of God and labor delays. The following risks may be associated with such construction:

- the general contractor could become insolvent and we would have to seek a new general contractor. This could result in higher construction costs or costly delays.
- the contractor fails to follow the quality specifications. This would result in delays due to refurbishment of the specifications and additional delays to the project. It could also result in potential litigation with the contractor.
- construction materials needs are not available. If a building boom occurs or a shortage occurs, then potential delays could occur by lack of materials. However, as the contractor is committed already via the letter credit, no additional funding would be required.
- adverse weather or other acts of God. Unforeseen weather or monsoons could disrupt the schedule. Liquidated damages would still however be enforced
- labor strike delays. This could result in delays. Again however, liquidated damages for each day overdue would be enforced.

Risks  associated  with  Resort  Management

The company plans to hire an internationally recognized Hotel management firm to manage the resort. The following risks are associated with hotel management:

- an epidemic such as SARS could lower occupancy and hurt revenues. This could cause the hotel to lose money and possibly shut down the resort for a period if the crisis were prolonged.
- a terrorist attack or a threat of a terrorist attack in Thailand could lower occupancy and hurt revenues. Again, this could cause the hotel to lose money and possibly shut down the resort for a period if the crisis were prolonged
- the hotel management company could become insolvent. The company would then seek another hotel management company to manage the resort. This could be costly and possibly cause us to curtail or reduce services temporarily.

Risk  Related  to  the  Agreement  with  Cornell  Capital  Partners

The  Agreement  with  Cornell  Capital  Partners  is  subject  to  terminations.

The obligation of Cornell Capital Partners to make an Advance to Asia Properties pursuant to the Equity Line of Credit Agreement is subject to termination in the event that there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty trading days, other than due to the acts of Cornell. Additionally, the Equity Line of Credit Agreement is subject to termination should the Company any time fail materially to comply with the other requirements of the Equity Line of Credit Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor. Should the Equity Line of Credit Agreement be terminated, we would find it difficult to proceed with our business plan without securing and alternate source of funding. Additionally, if an alternate sources is unavailable or only available on prohibitive terms, we could find it difficult or impossible to proceed with our business plan.

Management will not will not authorize a draw down of funds below $1.00 per share.

Additionally, should the share price of Asia Properties fall below $1.00 per share and remain below this price Management of Asia Properties will not authorize a draw down of funds from Cornell Capital and the Equity Line of Credit Agreement will eventually expire. This would make it difficult or impossible to execute our business plan without obtaining an alternate source of capital funding.

Cornell Capital cannot hold more than 9.9% of the shares of Asia Properties at any one time.

The Equity Line of Credit Agreement also states that Cornell Capital Partners cannot hold more than 9.9% of the Issued and Outstanding shares of Asia Properties at any given time. Consequently, if Cornell Capital cannot dispose of their acquired shares so as to maintain ownership of less than 9.9% of the Issued and Outstanding shares of Asia Properties, we will be unable to affect any further puts. This would make obtaining the financing we require for our business difficult to complete. Additionally, Cornell Capital could convert and sell shares to a third party who could obtain control.

                           FORWARD LOOKING STATEMENTS

RISKS  ASSOCIATED  WITH  FORWARD-LOOKING  STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned acquisition and marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will attract customers, that there will be no material adverse competitive or regulatory change in conditions in our business, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting our business. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in this "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of development and maintenance, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $5,000,000 of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Asia Properties, except as follows:

Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Neither Cornell Capital Partners, L.P. nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on May 20, 2003.

TN Capital Equities, Ltd. is a registered broker/dealer that has been retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, we issued 10,000 shares of our common stock. John Steinmetz, President of TN Capital Equities, Ltd., makes the investment decisions for TN Capital Equities, Ltd.

Cutler Law Group is our legal counsel. For their services, we issued 20,000 shares of our common stock. M. Richard Cutler, President of Cutler Law Group, makes the investment decisions for Cutler Law Group.

                                         Percentage of                                Percentage
                       Shares bene-     outstanding shares      Shares to be           ownership
Selling                ficially owned   beneficially owned      acquired under the       after
Stockholders          before offering (1) before offering       line of credit         offering
------------          -------------     ----------------        -----------------   -------------
Cornell Capital
Partners, L.P. Equity
Line of Credit         Nil               Nil                    Up to 5,000,000       Up to 42.7%
Cornell Capital
Partners, L.P.
Compensation              90,000         1.34%                  Nil                         0.77%
TN Capital Equities,
Ltd.                      10,000         0.15%                  Nil                         0.085%
Cutler Law Group          20,000         0.30%                  Nil                         0.17%


(1) Percentage of outstanding shares is based on 6,720,782 shares of common stock outstanding as of June 30, 2003 together with the shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership. The Equity Line of Credit provides that Cornell Capital Partners may not acquire or hold more than 9.9% of our common stock at any given time.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use for general working capital purposes, including, among other things, funding and anticipated future acquisitions. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 98% of the lowest closing bid price of our common stock on our then-applicable capital market for the 5 consecutive trading days immediately following the advance date (the date we request payment under the Equity Line of Credit Agreement).

If we are able to draw down the full amount of the equity line of credit, we will receive net proceeds of $4,650,000, reflecting the 7% discount payable to Cornell Capital Partners.

Initially we intend to use funds raised through the Equity Line of Credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land as illustrated by the following table:

PRIORITIZED                          ESTIMATED
USE OF FUNDS                         COST        PERCENT OF TOTAL PROCEEDS 1
-----------------------------------  ----------  ----------------------------
Cost of Underwriting Discount        $ 350,0002                            7%
-----------------------------------  ----------  ----------------------------
Land Valuation                       $   20,000                          0.4%
-----------------------------------  ----------  ----------------------------
Land Surveys & Mapping               $   15,000                          0.3%
-----------------------------------  ----------  ----------------------------
Feasibility Study                    $   30,000                          0.6%
-----------------------------------  ----------  ----------------------------
Architectural Fees                   $  250,000                            5%
-----------------------------------  ----------  ----------------------------
Structural & Electrical Engineering  $  100,000                            2%
-----------------------------------  ----------  ----------------------------
Environmental Consulting Fees        $   30,000                          0.6%
-----------------------------------  ----------  ----------------------------
Anticipated US Legal Fees            $   30,000                          0.6%
-----------------------------------  ----------  ----------------------------
Anticipated Thailand Legal Fees      $   20,000                          0.4%
-----------------------------------  ----------  ----------------------------
Auditing & Accounting Fees           $   20,000                          0.4%
-----------------------------------  ----------  ----------------------------
Salaries                             $   50,000                            1%
-----------------------------------  ----------  ----------------------------
Rents & Related Office Expenses      $   10,000                          0.2%
-----------------------------------  ----------  ----------------------------
Travel & Accommodation               $   15,000                          0.3%
-----------------------------------  ----------  ----------------------------
Repayment of Loan to Mr. Mckinney    $  101,245                            2%
-----------------------------------  ----------  ----------------------------
TOTAL                                $  940,000                         20.8%
-----------------------------------  ----------  ----------------------------

1.     Represents  percentage  of  total  $5,000,000  maximum  proceeds.
2. Represents the total 7% underwriting discount if the full $5,000,000 Equity Line of Credit is raised. The 7% discount is paid out of each draw down.

Should we be successful in raising the full $5,000,000 through the Equity Line of Credit, the remaining approximately $3,958,000 will be used towards construction expenses.

Additionally, Asia Properties anticipates acquiring a 100% interest in the 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach from Hong Yuan Enterprise Ltd. for a purchase price of 404,000,000 (Thai) Baht (approximately US $9,500,000). Asia Properties will issue 1,000,000 shares of its common stock to the owner equivalent to its equity in the land of 224 million Baht and the remaining 180 million Baht (approximately US $4,250,000) will be paid in cash. Asia Properties is seeking mortgage financing from a Thailand bank or other financial institution to complete the cash portion of the acquisition.

Mr. Daniel McKinney President and CEO loaned Asia Properties $101,245, which is still outstanding. Some of these proceeds may be used to repay this loan. If any proceeds are used to repay this loan, no interest will be charged. The loan was used for working capital.

Should Asia Properties not raise the maximum $4,650,000 from Cornell Capital, the priorities of purposes would be as follows: 1. Engineering fees; 2. Environmental consulting expenses; 3. Conceptual architectural drawings; These are required in order to submit and receive building permits.

DIVIDEND  POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

On August 1, 2002 we signed a subscription agreement with Entellium Corporation, in which we purchased 2 million shares of Entellium at a price of $0.01 per share,. Entellium is an Application Service Provider (ASP), with offices in USA, Malaysia and Singapore, which provides Customer Relations Management ("CRM") solutions based on the Microsoft.NET(R) web services platform. Asia Properties intends to dividend to its shareholders one million shares of Entellium
Corporation as follows: ASPZ shareholders of record, on the close of May 23rd 2003 will receive one Entellium share for approximately every 6.7 ASPZ shares they own. Distribution will be affected immediately following effectiveness of a Registration Statement filed by Entellium with respect to the distribution of the shares with the US Securities Exchange Commission.

                                    DILUTION

The net tangible book value of Asia Properties as of December 31, 2002 was ($69,939) or ($0.01) per share based on 6,720,782 shares of common stock outstanding as of June 30, 2003. Net tangible book value is determined by dividing the tangible book value of Asia Properties (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Asia Properties, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. Because of the 98% percent of bid price discount, we anticipate that there will be substantial dilution upon issuance of shares under the Equity Line of Credit.

The following example shows the dilution to new investors at an offering price of $1.00 per share, which is the minimum price that would be permitted by our Board.

If we assume that Asia Properties had issued 5 million shares of common stock under the Equity Line of Credit at an assumed offering price of $1,00 per share, less commitment fees of $350,000 and $60,000 of other offering expenses, our net tangible book value as of June 30, 2003 would have been $4,590,000 or $0.39 per share based on 11,720,782 shares. This represents an immediate increase in net tangible book value to existing shareholders of $0.38 per share and an immediate dilution to new shareholders of $0.38 per share.

                                         ASSUMING MAXIMUM
                                         SHARES SOLD
                                         -----------------
Assumed Offering Price
(before deduction of Offering expenses)  $            1.00
---------------------------------------  -----------------
Net tangible book value per share
before Offering                          $            0.01
---------------------------------------  -----------------
Increase attributable to new investors   $            0.38
---------------------------------------  -----------------
Net tangible book value per share
after Offering                           $            0.39
---------------------------------------  -----------------

                              EQUITY LINE OF CREDIT

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 5,000,000 shares of common stock for a total purchase price of $5 million less the 7% discount payable to Cornell Capital Partners for a total of $4,650,000. It should be noted, however, that Cornell might not invest the full $5,000,000. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 98% of the lowest closing bid price on the Pink Sheets, over-the-counter market or other principal market on which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission, which is effectuated by the registration statement of which this prospectus is a part.

It should be noted that management of Asia Properties, Inc has advised Cornell in writing that it's Board of Directors will not authorize a draw down at a share price of less than $1.00 per share. Additionally, 90,000 shares of common stock were issued to Cornell Capital as payment for the commitment fee and that 10,000 shares of common stock were issued to TN Capital as placement agent compensation. The dollar value we attributed to those shares was $90,000 and $10,000 respectively.

ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. Cornell Capital will retain 7% of the cash from each Equity Credit Line Advance. Asia Properties can only request an advance if the Company's shares are trading on an exchange requiring full SEC reporting such as the NASD (OTC) Bulletin Board. Asia Properties cannot request an advance while the Company's shares trade on the Pink Sheets.

MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

COMMITMENT PERIOD. The Commitment period is 24 months. We may request an advance at any time during the commitment period. However, Asia Properties may only request an advance if the Company's shares are trading on an exchange requiring full SEC reporting such as the NASD (OTC) Bulletin Board. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $5 million or (ii) two years after the effective date of the accompanying registration statement.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $5.0 million. The maximum amount of each advance is equal to $175,000.00 per Advance Notice. In addition, in no event shall the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $1.00 per share, then we would issue 5,000,000 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 43% of our outstanding capital stock upon issuance. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Estimated Purchase Price . . . . . . . . . . . . . .  $       100   $      1.50   $     2.00  $     2.50        5.00
----------------------------------------------------  ------------  ------------  ----------  -----------  ----------

Number of Shares required to draw full draw down of
equity line of credit (1)                               5,000,000     3,333,333    2,500,000   2,000,000   1,000,000
----------------------------------------------------  ------------  ------------  ----------  -----------
Total Outstanding(2):                                  11,720,782    10,054,115    9,220,782   8,720,782   7,720,782
----------------------------------------------------  ------------  ------------  ----------  -----------  ----------
Percent Outstanding(3):                                      42.7%         33.2%        27.1        22.9%       12.9%
----------------------------------------------------  ------------  ------------  ----------  -----------  ----------

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partner, LP under each scenario as a percentage of the total amount outstanding under such scenario.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partner, LP, starting with 6,720,782 shares as of June 30, 2003 prior to any issuance.
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Asia Properties by electing its or their own directors.

REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $30,000 consisting primarily of professional fees incurred in connection with registering 5,120,000 shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital equal to 7% of each advance. Further, listing on the NASD OTC Bulletin Board or other exchange is dependent on the SEC declaring effective the Registration Statement accompanying this prospectus. Accordingly, we are unable to determine when our stock will be quoted.

USE OF PROCEEDS. Initially we intend to use funds raised through the Equity Line of Credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land. This includes: land valuation - $20,000, land surveys and mapping - $15,000, feasibility study - $30,000, structural and electrical engineering - $100,000, architectural fees - $250,000. Additional use of funds includes: anticipated US legal fees - $30,000, anticipated Thailand legal fees - $20,000, auditing and accounting fees - $20,000, consulting fees - $30,000, salaries - $50,000, travel and accommodation
- $15,000, rents and other related office expenses - $10,000. Please see "Use of Proceeds Table page 22."

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of Asia Properties' common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on over-the-counter market maintained by Nasdaq or in any other market on which the price of Asia Properties 's shares of common stock are quoted (we cannot place shares to them under the Equity Line of Credit as long as we remain on the Pink Sheets) or (ii) in transactions otherwise than on the over-the-counter market maintained by Nasdaq or in any other market on which the price of Asia
Properties 's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Asia Properties' common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 98% of the lowest closing bid price of Asia Properties common stock on the over-the-counter-bulletin board maintained by Nasdaq or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. On each Advance Date, we shall pay to Cornell Capital Partners, L.P., 7% of the cash proceeds from each Advance as an underwriting discount. In addition, we have issued to Cornell Capital Partners, L.P. a total of 90,000 shares of our common stock. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $30,000, a commitment fee of $90,000 payable in 90,000 shares of our common stock, a placement fee of 10,000 shares of our common stock and a 7% underwriters discount of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Asia Properties while such selling shareholders are distributing shares covered by this prospectus. Accordingly, , Cornell Capital Partners and its affiliates can not engage in any short sales. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ASIA PROPERTIES AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

The following management discussion should be read together with the Asia Properties, Inc. financial statements included in this prospectus. See "Index to Financial Statements" at page F-1. Those financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America.

General  Overview

Asia Properties, Inc. is a development stage company which was incorporated in 1998. Asia Properties plans to invest in real estate business in Southeast
Asia. Asia Properties will initially devote most of its efforts toward organization and fund raising for planned Asian and Southeast Asian real estate investments, and no revenues have yet been generated from any such operations. Asia Properties has experienced recurring losses from operations since its inception and as of December 31, 2002, Asia Properties has had a working capital deficit of $97,578 and an accumulated deficit from operations of $1,615,923. As noted in the independent audit report for the audited Asia Properties financial statements included in this prospectus, these factors raise doubt about the ability of Asia Properties to continue as a going concern. Realization of a the Company's business plan is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. This is because we have not generated any revenues since inception. Our only other source for cash at this time is through investments. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money through the Equity Line of Credit referenced in this prospectus. There is no assurance that we will be able to raise enough money to stay in business or achieve our plan to acquire the property as described herein. If we do not raise all of the money we need, we will have to find alternative sources such as a private placement of securities, or loans from our officers or others. At present, we have not made any arrangements to raise additional funds, other than through the Equity Line of Credit. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Form  F-4  Registration  Statement  Filing  and  Withdrawal.

On April 25, 2000, Asia Properties, Inc. filed a Form F-4 Registration Statement (Commission File No. 333-11892) as the registrant, Asia Properties Investments, Inc., in order to properly affect the reincorporation of Asia Properties from the State of Nevada to the British Virgin Islands. On June 19, 2002, the Form F-4 Registration Statement was withdrawn via a Form RW following the decision by the Company not to proceed with the reincorporation. from a Nevada corporation to a British Virgin Islands company.

Previously, The efforts to purchase a Thailand real estate company, Northbridge Communities Limited, was terminated on November 20, 2000 and removed from the S-4.

The Company has decided not to reincorporate elsewhere and will remain as a Nevada corporation. Asia Properties Investments Inc. was incorporated solely for the purpose of redomiciling in the British Virgin Islands and the proposed merger. As the merger did not proceed, Asia Properties Investments, Inc has been terminated.

Loans  by  Management

In July 2000, Asia Properties received loans from Daniel S. McKinney and Nicholas St. Johnston, executive officers and directors of Asia Properties, and their affiliated entities in the total amount of approximately $411,348. Specifically, these loans were as follows: Daniel Mckinney - $92,580, Coldway Limited - $139,000 (Mr. McKinney and his spouse, Ms. Gaik-Im own 100% of the outstanding shares of Coldway Limited) Nicholas St. Johnston $40,768. Milliard Limited $139,000 (Nicholas St. Johnston owns 100% of the outstanding shares of Milliard Limited). These loans were unsecured, were not interest bearing and no other charges were to be applied. The loans were payable on demand.

Entellium  Corporation

On August 1, 2002 we signed a subscription agreement with Entellium Corporation, in which we purchased 2 million shares of Entellium at a price of $0.01 per share, for providing services and consulting. Entellium is an Application Service Provider (ASP), with offices in USA, Malaysia and Singapore, which provides Customer Relations Management ("CRM") solutions based on the Microsoft.NET(R) web services platform. Asia Properties intends to dividend to its shareholders one million shares of Entellium Corporation as follows: ASPZ shareholders of record, on the close of May 23rd 2003 will receive one Entellium share for approximately every 6.7 ASPZ shares they own. Distribution will be affected immediately following effectiveness of a Registration Statement filed by Entellium with respect to the distribution of the shares with the US Securities Exchange Commission.

Planned  Hotel  Management

We plan to engage the services of an international hotel management company such as Starwood Hotels or Hyatt Hotels. We plan to acquire assets both for purposes of capital gain and income. The amount or percentage of assets which will be invested in any specific property can only be determined at the time of such proposed investment.

Change  in  Auditors

In January 2003, the Company terminated Manning Elliott Chartered Accountants of Vancouver, Canada as its independent auditors. The reports of Manning Elliott on the Company's financial statements for the year ending December 31, 2001 has been qualified as to whether the Company would continue as a going concern.

In January 2003, the Company engaged the accounting firm of Dale, Matheson, Carr-Hilton Chartered Accountants of Vancouver, Canada as its new independent accountants and who have prepared the financial statements included in this Registration Statement. For the year ended December 31, 2003 and for subsequent years, we will engage the services of a United States licensed auditor to prepare the financial statements for the Company.

During the two most recent fiscal years and through December 31, 2002, there have been no disagreements between the Company and Manning Elliot on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of Manning Elliot, would have caused them to make reference to the subject matter thereof in their report on the Company's financial statements for such periods.

During the two most recent fiscal years and through December 31, 2002, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K.

Results  of  Operations

From  Inception  on  April  6,  1998  to  December  31,  2002
During the period from April 6, 1998 (date of inception) to December 31, 1998, Asia Properties generated no revenues from operations and raised net cash through financing activities of $641,600 from private placements of its common stock as follows: a total of $234,547 was raised during the year ended December 31, 1999, $55,140 was raised for the year ended December 31, 2000, and $351,913 was raised for the year ended December 31, 2001. There were no cash flows from financing activities during 2002. As of December 31, 2002, Asia Properties had cash and cash equivalents of $57,671.

Our general and administrative expense for the period of April 6, 1998 (inception) to December 31, 2002 was our primary expenses during this period and was a total $1,772,730. Our general and administrative expenses effectively became our net loss for the period with a net loss per share of approximately $0.27 for the period from inception to December 31, 2002.

Our general and administrative expense for the period of January 1, 2003 to June 30, 2003 was our primary expenses during this period and was a total of $84,607. Our general and administrative expenses effectively became our net loss for the period with a net loss per share of approximately $0.013.

Our general and administrative expense for the period of April 6, 1998 (inception) to June 30, 2003 was our primary expenses during this period and was a total of $1,857,337. Our general and administrative expenses effectively became our net loss for the period with a net loss per share of approximately $0.283.

Plan  of  Operations

Asia Properties plans to acquire, manage, and develop income-producing real property in Southeast Asia and acquire real property in Southeast Asia for long-term capital gains. Asia Properties' plan of operations also includes identifying suitable companies that own income-producing property for purposes of acquisition. Our immediate goal is to acquire and develop a 46 acre freehold property on Mai Khao beach in Phuket, Thailand

When possible through financings such as the Equity Line of Credit or through negotiations on purchases, we intend to use our common stock to finance acquisitions and retain as much cash as possible for working capital and development purposes.

Liquidity  and  Capital  Resources

Asia Properties is a development stage company which has not generated any revenues from operations and has experienced recurring losses from operations since its inception. As of the date of this registration statement, we have yet to generate any revenues from our business operations. As of December 31, 2002 we had sustained operating losses of $1,629,432.

Until such time as successful realization of the Cornell Capital Line of Credit, Asia Properties will be dependent on loans from management to pay current general and administration expenses. In July 2000, Asia Properties received loans from Daniel S. McKinney and Nicholas St. Johnston, executive officers and directors of Asia Properties, and their affiliated entities in the total amount of approximately $411,348. These loans were payable on demand. Asia Properties was unable to repay the loans in cash and therefore issued shares of common stock in repayment of the loans. This shareholder loan was converted to additional shares of 411,348 on December 29, 2000 at a price of $1.00 per share. Daniel McKinney, a director loaned $42,337 to API in 2001 and $58,908 in 2002 for general expenses and operations.

Presently, we have virtually no cash available for working capital. As of December 31, 2002, we had accounts payable of $1,366 and other accrued liabilities, other than related party loans, of $5,000.

Asia Properties, Inc. will be able to continue satisfying its cash requirements on a limited basis via loans and advances from its CEO, Daniel S. Mckinney even if the Equity Line funds are not made available. If the Equity line of Credit is available, we intend to use funds raised through the line of credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land as described in the Use of Proceeds section.

Asia Properties tentatively plans to hire two additional employees in Thailand as administrative and account staff in anticipation of initiating the buildout of the proposed resort as well as other possible projects. We anticipate the two extra employees will cost a total $1,000 per month based on current Thailand labor costs.

Mr.  Mckinney's  has  donated  services  valued  at  $5,000  per  month  to Asia
Properties.  This  is  not  reflected  in  deferred  salary  or  loans.

It should be noted that the Auditor has raised substantial doubt about the Company's ability to continue as a going concern. Additionally, the Company has an accumulated deficit of $1,629,423. The Registration Statement has been amended to disclose this information

Asia Properties, Inc. has signed a formal Equity Line of Credit Agreement with Cornell Capital Partners L.P., pursuant to which the Company can sell as much as $5,000,000 of shares of common stock to Cornell. This transaction is described in more detail under "Equity Line of Credit.". Cornell Capital Partners, L.P., is a domestic company that makes direct investments in small to-mid-sized publicly traded companies in emerging markets. Cornell Capital has committed to purchase up to $5,000,000 of Asia Properties common stock from time to time over the course of 24 months following the effectiveness of the registration statement of which this prospectus is a party.

Initially we intend to utilize funds raised through the Equity Line of Credit to provide a portion of the initial expenses and construction fees necessary to buildout the resort on the land acquire from the owner a 100% interest in 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach for a purchase price of 404,000,000 (Thai) Baht (approximately US $9,500,000). Asia Properties will issue 1,000,000 shares of its common stock equivalent to equity in the land of 224 million Baht and the remaining 180 million Baht (approximately US $4,250,000) will be paid in cash.

Without the Equity Line of Credit, the Company will have to raise additional funds. Our acquisition strategy will, to a certain extent, be dependent on our ability to secure the Equity Line of Credit financing from Cornell Capital Partners, L.P. We are also seeking alternative sources of financing. If we are not able to secure substantial financing in a reasonable period of time, including what we can raise through the Equity Line of Credit, it is unlikely that we will be able to acquire the Thai property referenced above or to initially implement our acquisition strategy.

Foreign  currency

Asia Properties prepares its financial statements using U.S. dollars as the reporting currency. However, some transactions are conducted in Thailand currency - Baht, which is the functional currency. Transactions in Baht are translated into U.S. dollars as the financial reporting currency. Foreign currency transactions are translated at the applicable rates of exchange prevailing at the dates of the transactions. Assets and liabilities are denominated at applicable rates prevailing at the balance sheet date.

Currently, the exchange rate of Baht to U.S. dollars is relatively stable and Asia Properties does not expect any major fluctuation in the currency rate which would affect the comprehensive income result of exchange gains and losses.

Inflation

Asia Properties intends to acquire and develop real estate projects in Southeast Asia. Real estate values are inflation sensitive and fluctuate from time to time, depending on factors such as the general economic conditions in Southeast Asia. Asia Properties believes that the real estate values in Southeast Asia are currently low. Any future inflation in real estate values will affect Asia Properties' planned real estate development operations.

Capital  Stock

(a) During fiscal 1999 the Company issued 70,834 common shares, having a value of $234,547, to various consultants and employees as stock based compensation. This amount was charged to operations in fiscal 1999.

(b) During fiscal 2000 the Company issued 438,100 common shares for having a total value of $332,729 to various consultants and employees as stock based compensation. This amount was charged to operations during fiscal 2000. Of these shares issued the Company caused 30,000 common shares to be cancelled at no cost to the Company and returned to treasury during fiscal 2001.

(c) During fiscal 2000 the Company issued 133,248 common shares having a value of $133,348 to settle debt.

(d) During fiscal 2001 the Company issued 60,000 common shares having a value of $36,000 for consulting services. The Company also issued 58,000 common shares having a value of $21,260 to settle debt.

New  Accounting  Standards

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and will be effective for all fiscal quarters for all fiscal years which began after June 15, 2000. This standard established accounting and reporting standards for derivative financial instruments and for hedging activities.

Equity  Line  of  Credit  Agreement

Cornell Capital Partners, L.P. has agreed to purchase from the Company up to Five Million Dollars ($5,000,000) of the Company's common stock,

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 5,000,000 shares of common stock for a total purchase price of $5 million. It should be noted, however, that Cornell might not invest the full $5,000,000. If we request an advance, Cornell Capital. will purchase shares of common stock of our Company for 98% of the lowest closing bid price at which our common stock is traded for the 5 days immediately following the advance notice date. Cornell Capital. intends to sell any shares purchased under the Equity Line of Credit at the market price.

ADVANCES. We may periodically sell shares of common stock to Cornell Capital. Cornell Capital will retain 7% of each Advance. Asia Properties can only request an advance if the Company's shares are trading on an exchange requiring full SEC reporting.

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

MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital
Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

COMMITMENT PERIOD. The Commitment period is 24 months period beginning on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $5 million or (ii) two years after the effective date of the accompanying registration statement.

MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $5.0 million. The maximum amount of each advance is equal to $175,000.00 per Advance Notice. In addition, in no event shall the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $1.00 per share, then we would issue 5,000,000 shares of common stock to Cornell Capital Partners.

It should be noted that we have signed a Board Resolution stating that management of Asia Properties will not authorize a draw down of funds from Cornell Capital at a share price of less than $1.00 per share.

REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

ENTELLIUM  CORPORATION

On August 1, 2002 we signed a subscription agreement with Entellium Corporation, in which we purchased 2 million shares of Entellium at a price of $0.01 per share. We received shares at this price as compensation for providing Entellium with services and consulting. Asia Properties intends to dividend to its shareholders one million shares of Entellium Corporation as follows: ASPZ shareholders of record, on the close of May 23rd 2003 will receive one Entellium share for approximately every 6.7 ASPZ shares they own. Distribution will be affected immediately following effectiveness of a Registration Statement filed by Entellium with respect to the distribution of the shares with the US Securities Exchange Commission.

                             DESCRIPTION OF BUSINESS

Nature  of  Business:

We plan to acquire income-producing resort and commercial and residential real estate in Southeast Asia. Our focus of acquisition will be in major city centers and resort locations in Southeast Asia including: Thailand: Bangkok, Pattaya, Phuket, Hua Hin. Koh Samui Indonesia: Jakarta, Bali.

     The types of property we plan to acquire will include: high rise residential apartment and condominium blocks, high rise office towers, service apartment buildings, hotels and resorts. Investors are advised that Asia Properties does not currently own any properties.

Mr. Daniel McKinney is our President and principal executive, accounting and financial officer and is employed full time by the Company. On February 28, 2003 we engaged the consulting services of Geoff Armstrong, through his company, World Web Publishing.com Corp. Mr. Armstrong performs the duties of secretary to Asia Properties. He assists us with the preparation and maintenance of all internal corporate documentation. He assists us with the initial preparation of all required regulatory documents and will perform additional duties at the reasonable instruction of the President.

We  presently  have  no  other  employees.

Property  Investment  Plans

Through our subsidiary, Asia Properties (Thailand) Ltd, "API(T)", we plan to make investments in properties that have the following attributes:

     We or API(T) must be able to acquire a freehold interest or an interest known in the United States. as "fee simple". This will give the owner the outright possession and use of the land, to dispose of the land as he or she wishes to sell it, give it away, trade it for other things, lease it to others, or pass it to others upon death.

The Property must have considerable capital appreciation potential and rental income to be cash flow positive within twelve months of acquisition.

     If under construction, the property must be at a substantial discount to cost or if completed, must have a substantial potential for improvement.

We will primarily consider a property's capital appreciation potential and business cash flow models before investing in a particular property. We plan to use the latest valuation techniques to bid competitively for properties. We expect to maximize the best possible rental return or cash flow on each property that is purchased by aggressively marketing the properties. We plan to initially purchase raw land to develop a beach resort in Phuket.

We expect to retain ownership of properties we purchase and develop their full potential. Nonetheless, in an effort to obtain the maximum possible gain from each property, we will consider selling our properties only when the economic benefit to us warrants that action.

Competition

We plan to develop a five star resort. Currently, there are less than 1900 five star rooms available on Phuket island. Prices range from US$200 per night in the off season at the Le Meridien, to a high of US$5,000 per night for a villa in the high season at the Banyan Tree Resort. The Le Meridien is a 20 year old property that needs to be renovated inn order to continue to be considered as a five star property. The Banyan Tree is a resort featuring villas rather than rooms. Phuket also features a Sheraton, a Conrad and a Dusit Resort. Raffles and Hilton are planning resorts to be opened by 2006. However we cannot assure you that substantial additional competition won't develop and that we will be able to compete successfully against future competitors. Additionally, many competitors are much larger than we are with substantially greater financial resources than we may be able to develop.

THE  ROYAL  ANDAMAN  BEACH  RESORT

We have signed a Memorandum of Understanding ("MOU") with Hong Yuan Enterprise Ltd.,a real estate limited liability corporation based in Bangkok, organized under the laws of Thailand, whereby we will acquire a 100% interest in 101 Rai (46 acre) freehold / Nor Sor San, at Mai Khao beach for a purchase price of
(Thai) Baht 404,000,000 (approximately US $9,500,000. Although we believe we are close to finalizing a definitive agreement, it should be noted that the Memorandum of Understanding is a non-binding agreement and that we do not currently own any properties

A definitive agreement ("Definitive Agreement") has been completed incorporating the principal terms of the contemplated transaction as set forth in the MOU which include the terms and provisions, including appropriate representations and warranties, of a more detailed nature and is currently awaiting execution pending receipt from the seller of final due diligence documentsThe Definitive Agreement is subject to board and shareholders approval for API. Our decision to proceed with this acquisition will be determined by the outcome of our assessment of this final due diligence. We expect to receive the final due diligence documents within 30 to 60 days.

The purchase price is payable as follows: We will issue 1,000,000 shares of our common stock to the owner which will be valued equivalent to equity in the land of 224 million Baht (approximately US $5,300,000 or $5.30 per share). We will pay 180 million Baht (approximately US $4,250,000) in cash.

The $9.5 million is solely for the acquisition of the raw land and will not include design, construction, development, operations or management costs. Asia Properties (Thailand) Ltd., was incorporated solely to fulfil Thailand's legal requirement to own property. It will not provide any services whatsoever in connection with the resort.

The property is currently undeveloped raw land. We are currently evaluating several resort concepts and consulting with various hotel management groups with a view to develop a comprehensive plan, budget and schedule. The company has engaged Harper & Associates, a Bangkok based architectural firm and Warnes & Associates, an engineering firm pursuant to this development phase.

Further, we now estimate that the architectural and engineering plans will be completed by the end of 2004. Subsequently, building plans will be submitted to the Phuket lands department - targeting early 2005.

Following execution of the MOU, we had a due diligence period which ended on March 30, 2003, which gave us the right to conduct a full due diligence. The owner will provide all relevant information on their property, including a recent property evaluation, tax records, and land title, business records and any other information which we reasonably requested.

Upon the satisfactory completion of the purchase of this property, we intend to secure additional funding for the development of a resort on the property "The Royal Andaman Beach Resort". We do not plan to operate a time share resort or condo/coop arrangement. Individual owners may opt, at their own discretion, to affect a joint venture or other ownership arrangement.

The  Royal  Andaman  Beach  Resort  Overview

In keeping with the nature of the island, we plan to offer 250 private villas and rooms distributed around the 46 acres of gardens. Each villa will be secluded from neighboring villas with the aid of the natural vegetation.
Although each of the villas will contain all of the luxuries of the best five star deluxe resort, utmost care will be taken with every detail to maintain a level of environmental-friendliness and 'green consciousness' to work intimately with nature. Although delays could occur, we plan to build the Royal Andaman Beach Resort over a period of 12-18 months, with the first phase expected to be completed by mid 2005

We plan to commence development of Phase I as early as possible in 2004, subject to successful acquisition of the property, construction financing and building permit consents. This phase will comprise the development of a resort of 150 villas, both studio and one bedroom suite models.

Once Phase I is under way, it is our intention to develop 100 deluxe 4-5 bedroom villas offering an opportunity for either partial ownership or for outright purchase, all set within the same resort enclave and offering the benefits of the resort's facilities. In this way, we expect to capitalize upon the enhanced value of the real estate land resulting from the creation of the resort. Additionally, we expect to benefit from management income produced by actively maintaining, managing and renting the completed villas on behalf of individual owners.

Market  Demand

There is a growing demand from international visitors, who bring with them hard currency and high levels of repeat business, for high end destination resorts in the South East Asian region, which is regarded as offering value for money and with excellent infrastructure (modern facilities, serviced by modern airlines and reliable service).

LOW COSTS - Thailand generally experiences relatively low labor costs for both construction and operations of five star hotels compared to many other regions. SALES & MARKETING - We believe we will benefit from a targeted sales, marketing and distribution network through sales offices and partnerships in our major feeder markets (UK, Japan, Australia, USA and Thailand) as well as through relationships with travel agents and tour operators. We plan to utilize the internet and magazines with articles and selective media coverage to promote the resort.

SALES & MARKETING - We believe we will benefit from a targeted sales, marketing and distribution network through sales offices and partnerships in our major feeder markets (UK, Japan, Australia, USA and Thailand) as well as through relationships with travel agents and tour operators. We plan to utilize the internet and magazines with articles and selective media coverage to promote the resort.

- Asia is perceived to offer more value for money and a better overall exotic resort experience due to varied cultural and shopping activities available, than other traditional international resort and winter destinations such as the Caribbean.

- Low building costs and low hotel operating costs are further reduced by being expensed in soft currencies, while the vast majority of income is in hard currency due to US dollar pricing policies. This will help to provide natural protection against foreign exchange exposure.

Thailand  Tourism

The tourism industry in Thailand has recorded consistent growth. Visiting Thailand is generally seen to be a far less costly and a better value-for-money option than other resort destinations in Asia. This has been further assisted by the continuing currency devaluation of the Thai Baht which has strengthened foreign buying power of visitors.

Phuket is one of the more popular resort destinations in Thailand and already enjoys an established international recognition, and at the same time, possesses considerable potential for further growth.

Phuket-  An  International  Destination

Phuket is considered to be a well established international resort destination with a strong demand for growth. Phuket is conveniently linked to Europe and overseas countries provided via Phuket International Airport.

Renovations to expand the Phuket International Airport have recently been completed. In addition, the island's road system has being extensively improved, with a new highway between the airport and the main resorts. The local authorities are developing a new convention center in order to induce more tourism and business tourism to Phuket. The expansion of Phuket International Airport, improvements in infrastructure as well as new tourist attractions are expected to provide a positive impact and a renewed impact on the sustained growth of tourism in Phuket. In the past decade, tourism has become the biggest earner for the area, and continues to grow with more than 3 million visitors every year.

Phuket is the largest island in Thailand. At 543 square kilometers, it is about the same size as Singapore. Phuket is just over an hour's fight from Bangkok or Singapore with daily connections to most major Asian airports.

Phuket lies some 8 north of the Equator, and borders Phangnga Bay to the north and is joined to the mainland of Thailand by the Sarasin Bridge. To the south and west lies the Andaman Sea and the Krabi Sea to the east. Based upon data from the Tourism Authority of Thailand, Phuket currently offers approximately 20,000 hotel rooms, ranging from family run guest houses to luxurious five star resorts.

Mai Khao Beach combined with Nai Yang beach, is almost 17 kilometers long. It is largely deserted with only a few bungalow complexes, a campsite, and the new Marriott resort located here. Our planned Royal Andaman Beach Resort will be located within a few kilometers of the Marriott Hotel and about 2 kilometers from the airport.

The Andaman Sea, separated from the Bay of Bengal by the Andaman-Nicobar Ridge, is part of the Indian Ocean. Thailand's Andaman coast extends for 870 km from the Surin Islands on the northern border with Burma to Tarutao National Park on the southern border with Malaysia. Hundreds of islands are accessible to small craft from Phuket.

Khao Sok National Park, on the mainland just to the north of Phuket, has large areas of tropical forest, which have a wide variety of plants and animals.
Eco-tours have started in the last few years, offering the opportunity to experience the forest and get close to nature. Most operate in small groups to minimize impact on the environment.

Environmental  Considerations

In order to proceed with the development of the Royal Andaman Beach Resort, Asia Properties will be required to obtain an Environmental Study which must be submitted to the Thailand Environmental Department for approval. This includes a comprehensive report from an independent environmental consultant which reports on access to sewerage systems and disposal, access to potable water, potential impact on wildlife and potential for other environmental damage. Once approval is obtained, structural Design and Architectural Conceptuals must be submitted to the Thailand Lands Department for building permit approval.

The cost of compliance with environmental laws in Thailand, although they are not possible to quantify at present, will entail the following: costs respecting the engineering details connection to sewerage systems and disposal, access to potable water, hiring an environmental consultant to develop and submit the an impact study for submission to the Thailand Environmental Protection Agency. The resort will be required to maintain the sewerage and potable water systems, and refuse disposal.

ASIA  PROPERTIES,  INTERNATIONAL  (THAILAND)  CO.  LTD.

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

Asia Properties, Inc. owns 100% of Asia Properties, International (Thailand) Co. Ltd. This subsidiary was incorporated to purchase future property in the Kingdom of Thailand. The sole officer and director is Daniel S. Mckinney. This subsidiary was incorporated to purchase future property in the Kingdom of Thailand. The sole officer and director is Daniel S. Mckinney. The registered address is: 86/14 Soi Sukhumvit 31, Klongton-Nua, Wattana, Bangkok. The company is currently dormant. The Government and tax filings of the company are currently managed by our Thai lawyer, Ms. Pannada Sangdoung, P-Plus International Law Co. Ltd.

ENTELLIUM  CORPORATION.

In the past, Mr. Mckinney was responsible for providing general business services, arranging financing, investment banking advice, corporate restructuring services and consulting. Mr. Mckinney's services for Entellium granted him the right to purchase the 2 million shares of Entellium. As a result, On August 1, 2002, when the Company terminated its Letter of Intent with Entellium we purchased two million shares representing 11% of Entellium for $0.01 per share or $20,000

Entellium  is  an  Application  Service  Provider  (ASP),  with  offices in USA,
Malaysia and Singapore, that provides web-based, customer relationship management (CRM) solutions that automate and optimize the way companies obtain, maintain and develop customer relationships and loyalty. Entellium's headquarters are located in Bellevue, Washington, with a global research and development center in Kuala Lumpur, Malaysia and a sales and marketing office in Singapore. Entellium is planning to seek a listing on the NASDAQ Small Cap
Market  or  the  NASD  Bulletin  Board  during  2004.

On August 1, 2002 we signed a subscription agreement with Entellium Corporation, in which we purchased 2 million shares of Entellium at a price of $0.01 per share, for providing services and consulting. Entellium is an Application Service Provider (ASP), with offices in USA, Malaysia and Singapore, which provides Customer Relations Management ("CRM") solutions based on the Microsoft.NET(R) web services platform. Asia Properties intends to dividend to its shareholders one million shares of Entellium Corporation as follows: ASPZ shareholders of record, on the close of May 23rd 2003 will receive one Entellium share for approximately every 6.7 ASPZ shares they own. Distribution will be affected immediately following effectiveness of a Registration Statement filed by Entellium with respect to the distribution of the shares with the US Securities Exchange Commission.

Mr.  Mckinney  has  no  current  relationship  with  Entellium.

KCSA Worldwide provided investor relations services from August 1998 until September 2000. On October 4, 2001 58,000 shares were issued to KCSA Worldwide at a price of $0.44 per share In Lieu of a fee of $25,659

On February 28, 2003, 10,000 shares were issued to Falcon Crest Capital. Falcon Crest Capital provided investment banking services and made introductions to Cornell Capital.

                                   MANAGEMENT

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Name of Director or                        Current Position                          Date of Position
Executive Officer              Age         and Office                                & Term of Office
---------------------        --------      ----------------------------------        ----------------
                                                                                     April 6, 1998
 Daniel S. McKinney             41         President, Chief Executive Officer,       Term: one year
                                           and Director                              April 6, 1998
 Nicholas St. Johnston          40         Director                                  Term: one year
                                                                                     February 25, 2000
 David Roberts                  54         Director                                  Term: one year
                                                                                     May 2003
 Geoff Armstrong                60         Secretary                                 Term: one year

Daniel S. McKinney, President, Chief Executive Officer, and Director . Co-founder; Asia Properties, Inc. Mr. McKinney, based in Bellingham, WA, USA, is an entrepreneur and investment banker who has established numerous businesses over the last two decades. From 1981 until 1999, Mr. Mckinney established Mckinney International, a Hong Kong based company engaged in cutting gemstones & supplying the World markets. From 1982-84 he founded the Hong Kong Gem & Jewelry show. From 1984 to 1987 he worked to establish Wynmere Ltd., Thailand, a direct selling jewelry company with its manufacturing in Bangkok and gemstone sourcing in Hong Kong In 1989, he established Coldway Ltd., an investment banking firm. In 1994, Mr. McKinney founded Cement Services, Ltd., a construction company, based in Bangkok. In 1998 he founded Asia Properties, Inc. a Bangkok based public real estate company. From 1999-2001 Mr. Mckinney served as a board member of Sunflower (USA) Ltd., a public company with a large industrial facility in China manufacturing copper pipes. Mr. Mckinney graduated from Hong Kong International School in 1979 and studied Chemistry and Biology at Houston Baptist University from 1979 to 1981. Mr. Mckinney speaks Cantonese, Thai, some Portuguese, and Malay.

Nicholas St. Johnston, Director. Co-founder; Asia Properties, Inc. Since December 1, 2001 Mr. St. Johnston has been a Senior Vice President with Greenwich Asia, a real estate banking firm based in Singapore,. Mr. Johnston is a Chartered Surveyor and real estate professional with 19 years experience (17 of which have been in Asia). He qualified while working for Hillier Parker, a real estate consultant firm based in London, before moving to Hong Kong in 1984 , to work with with Jardines and Hong Kong Land, a property holding company based in Hong Kong. He was a founding Director of the Hong Kong office of Sallmanns PLC, a real estate consulting company based in Hong Kong, before establishing the Thai branch office for International property consultant, Brooke Hillier Parker as the joint Managing Director in 1990. He has acted as property appraiser, investment advisor, and agent. In 1995, he joined property developer Wave Development, in Bangkok, and became the Chief Operations Officer, before co-founding API in April 1998. He formed the Thai branch of the Royal Institution of Chartered Surveyors (RICS), in 1990, and remains active on the committee, which he has chaired twice. Mr. St. Johnston holds a degree with honors from Trent University in England.

David Roberts, Director. Mr. Roberts, based in Hong Kong, worked with Hoare Govett, a brokerage firm in Hong Kong 1990 until he retired in January 1999. Since January 1999 he has served as a director in Thailand of ABN AMRO Asia Securities Pcl., a brokerage firm Also since January 1999 he has been a Director of Finansa Ltd., a boutique investment bank based in Bangkok, Frontier Fund Management Co., a Southeast Asian-based mutual fund, and the Siam Investment Fund, which invests solely in Thailand. Prior to joining Hoare Govett Asia Group in, he was employed by Citibank for 14 years where he served in a number of senior positions throughout Asia including as a director of Vickers Da Costa Ltd., Hong Kong. He has been a Council Member of the Stock Exchange of Hong Kong since 1986, a member of the Exchange's Listing Committee and a Director of the Hong Kong Securities Clearing Company.

Geoff Armstrong, 60, Secretary. (B.A.) Concordia University 1967. President, Alphanet Communications Corp. since November 1991. Alphanet Communications Corp. was established in 1991 to prepare and assist with the preparation of promotional materials for companies including text and photographs, and to prepare and assist with the preparation of internal corporate documents. Since 1999, the provision of promotional materials has included the provision of text and photographs for the development of websites. He has been President, of Societe Sapphanna S.A.R.L., Madagascar since April 2000, and President of World Web Publishing.com Corp which was incorporated in the State of Nevada on August 14, 2000. It is in the process of developing an online book publishing and distribution company. He has been a Freelance business writer since 1990.

EXECUTIVE  COMPENSATION:  EMPLOYMENT  AGREEMENTS

     The President of the Company has donated services valued at $5,000 per month. This amount has been charged to operations and classified as "donated capital" in stockholders' deficit. The total value of Mr. Mckinney's donated services since 2001 is $155,000.00. This is not deferred salary. Mr. Mckinney intends to continue donating his services until such time as the Company is realizing a profit from its planned operations.

                         SUMMARY  COMPENSATION  TABLE

The following table sets forth the total compensation paid to or accrued, during the fiscal years ended December 31, 2000, 2001 and 2002 to Asia Property's highest paid executive officers. No salaries were paid prior to 2000. No restricted stock awards, long-term incentive plan payout or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.


                         Annual              Annual         Other      Comp.    LongTerm             All
                         Comp.               Comp.          Annual     Rest.    Comp      LTIP       Other
Name and                 Salary              Bonus          Comp.      Stock    Options   Payouts      (1)
Position         YEAR      ($)                ($)
                 ------  -------------------  -------------  ---------  -------  -------  ----------  ------

Daniel
Mckinney           2000  NIL                  NIL            NIL        139,000  NIL      NIL         NIL
President &
Chief Executive    2001  NIL                  NIL            NIL        NIL      NIL      NIL         NIL
Officer
                   2002  NIL                  NIL            NIL        NIL      NIL      NIL         NIL
                 ------  -------------------  -------------  ---------  -------  -------  ----------  ------
                   2000  NIL                  NIL            NIL        139,000  NIL      NIL         NIL

                   2001  NIL                  NIL            NIL        NIL      NIL      NIL         NIL
Nicholas
St. Johnston       2002  NIL                  NIL            NIL        NIL      NIL      NIL         NIL
---------------  ------  -------------------  -------------  ---------  -------  -------  ----------  ------
                   2000  NIL                  NIL            NIL       5,000    20,000    NIL         NIL

                   2001  NIL                  NIL            NIL        NIL      NIL      NIL         NIL

David Diehl        2002  NIL                  NIL            NIL        NIL      NIL      NIL         NIL
---------------  ------  -------------------  -------------  ---------  -------  -------  ----------  ------
                   2000  NIL                  NIL            NIL       5,000    20,000    NIL         NIL

                   2001  NIL                  NIL            NIL        NIL      NIL      NIL         NIL

David Roberts      2002  NIL                  NIL            NIL        NIL      NIL      NIL         NIL
---------------  ------  -------------------  -------------  ---------  -------  -------  ----------  ------


(1) All other compensation includes health insurance and life insurance plans or benefits, car allowances, etc. The Company may omit information regarding group life, health, hospitalization, medical reimbursement or relocation plans that do not discriminate in scope, terms or operation, in favor of executive officers of directors of the registrant and that are available generally to all salaried employees.

LTIP: "Long-Term Incentive Plan" means any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the Company or an affiliate, the Company's stock price, or any other measure, but excluding restricted stock, stock option and Stock Appreciation Rights (SAR) plans.

STOCK  OPTION  GRANTS

In February 2001 we issued three year options to purchase 20,000 shares at a price of $1.56 per share to David Diehl and 20,000 shares at a price of $1.56 per share to David Roberts, both Directors of the Company. Mr. Diehl is no longer a director. We did not issue any grants of stock options in the 2002 fiscal year to any officer or director.

On February 28, 2003 we issued 50,000 options to World Web Publishing.com Corp. at a price of $1.00 per share for a period of three years. Mr. Armstrong, an officer of the Company, holds all of the outstanding ownership interests of World Web Publishing.com Corp.

                              CERTAIN TRANSACTIONS

Stock  Options

During 2000, we issued 5,000 shares to our two directors, David Diehl and David Roberts. We also granted three year options to purchase up to 20,000 shares at an exercise price of $1.56 per share to these directors; David Diehl and David Roberts. Also in 2000, we issued consulting fees to consulting companies owned by some of our officers and directors and issued our common stock to some of our officers and directors during 1999 and 2000. David Diehl is no longer a director.

The weighted average number of shares under option and option price for the period ended December 31, 2002 are as follows:


                          SHARES UNDER OPTION AND OPTION PRICE
                          ------------------------------------
                                                                              Remaining
                                                                              Life of
                                      Shares     Option   Date      Expiry    Options   Current
Name of Optionee                      Optioned   Price    Granted   Date      (Months)  Status
------------------------------------  ---------  -------  --------  --------  --------  -------

David Diehl                              20,000  $  1.56  02/02/01  01/31/04         9  Open
------------------------------------  ---------  -------  --------  --------  --------  -------

David Roberts                            20,000  $  1.56  02/02/01  01/31/04         9  Open
------------------------------------  ---------  -------  --------  --------  --------  -------
World Web
Publishing.com Corp.                     50,000  $  1.00  02/28/03  02/28/05        21  Open
------------------------------------  ---------  -------  --------  --------  --------  -------

The options were granted for services provided or to be provided to the Company.

On June 12, 1998, 2,000,000 shares were issued to the following at a price of $0.001 per share: Crestview Associates, 700,000 shares (Mr. McKinney and his spouse, Ms. Gaik-Im own 100% of the outstanding share of Crestview Associates); Lim Gaik-Im, the spouse of Mr. Mckinney, a Director, 600,000 shares; Milliard Limited, 500,000 shares for services of Nicholas St Johnston, a founder of the Company;.

On July 17, 1998, a total of 2,100,000 shares were issued at a price of $0.001 per share to the following individuals for services respecting the establishment of a Property Fund in Thailand: Daniel S. Mckinney, a Director of the Company, 1,000,000 shares; Nicholas St. Johnston, a Director of the Company, 1,000,000 shares and Simon Landy, then, a Director of the Company, 100,000 shares. Mr. Landy has not been a director since January, 1999.

During 2000, we issued 5,000 shares to David Diehl a Director of the Company, and 5,000 shares to David Roberts also a Director, pursuant to Terms of Appointment as Directors. The value of the shares was at an agreed upon price of $1.00 per share. David Diehl is no longer a director.

On February 28, 2003 we engaged the consulting services of Geoff Armstrong, an officer of the Company, through his company, World Web Publishing.com Corp. Mr. Armstrong will perform the duties of secretary to Asia Properties. He will assist the Company with the preparation and maintenance of all internal corporate documentation. He will assist with the initial preparation of all required regulatory documents and will perform additional duties at the reasonable instruction of the President. The Agreement with Mr. Armstrong was signed on February 28, 2003. Mr. Armstrong will be paid the sum of $5,000 and has received additional compensation of 10,000 restricted shares as well as an option to purchase 50,000 shares at a price of $1.00 per share for two years. The option terminates on February 28, 2005.

Mr.  Mckinney's  has  donated  services  valued  at  $5,000  per  month  to Asia
Properties.  This  is  not  reflected  in  deferred  salary  or  loans.

On August 1, 2002 we signed a subscription agreement with Entellium Corporation, in which we purchased 2 million shares of Entellium at a price of $0.01 per share, for providing services and consulting. Entellium is an Application Service Provider (ASP), with offices in USA, Malaysia and Singapore, which provides Customer Relations Management ("CRM") solutions based on the Microsoft.NET(R) web services platform. Asia Properties intends to dividend to its shareholders one million shares of Entellium Corporation as follows: ASPZ shareholders of record, on the close of May 23rd 2003 will receive one Entellium share for approximately every 6.7 ASPZ shares they own. Distribution will be affected immediately following effectiveness of a Registration Statement filed by Entellium with respect to the distribution of the shares with the US Securities Exchange Commission.

                             DESCRIPTION OF PROPERTY

The principal executive office of Asia Properties is located at 114 West Magnolia, Suite 400-115, Bellingham, WA 98225, That space was occupied under a one-year lease from an unaffiliated party for $100 per month. That lease expired February 1, 2001. The Office continues to operate out of the same premises on month to month lease basis for $100 per month.

                                LEGAL PROCEEDINGS

Asia Properties is not a party to any material legal proceedings and to the Company's knowledge no such proceedings are threatened or contemplated by any party.

                             PRINCIPAL SHAREHOLDERS

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

The following table shows the beneficial ownership of Asia Properties common stock as of June 30, 2003. The table shows each person known to us who owns beneficially more than five percent of the outstanding common stock of Asia Properties based on 6,600,782 shares being outstanding as of December 31, 2002, and the total amount of common stock of Asia Properties owned by each of its Directors and Executive Officers and for all of its Directors and Executive Officers as a group.


                                    ACTUAL         ACTUAL
IDENTITY OF PERSON                  AMOUNT OF      PERCENT OF
OR GROUP                            SHARES OWNED   SHARES OWNED   CLASS
----------------------------------  -------------  -------------  ------
Daniel S. McKinney
13976 Marine Drive
White Rock, BC V4B1A5
Canada                                951,080 (1)          14.2%  Common

Crestview Associates Ltd. (4)
908 Universal Commercial Bldg.
69 Peking Road, TST
Hong Kong                              700,000(1)          10.4%  Common

Coldway Limited(1)
86/14 Sukhumvit 31
Bangkok 10110, Thailand                164,900(1)           2.5%  Common

Total Beneficially Held By
Daniel S. McKinney                   1,815,980             27.1%  Common

Lim Gaik-Im (5)
13976 Marine Drive
White Rock, BC V4B1A5
Canada                                600,000 (5)           8.9%  Common

Total Beneficially Held By
Lim Gaik-Im                          1,464,900             21.8%  Common

Nicholas St. Johnston
86/14 Sukhumvit 31
Bangkok 10110, Thailand              1,040,768             15.5%  Common

Milliard Limited
86/14 Sukhumvit 31
Bangkok 10110, Thailand                539,000(2)           8.2%  Common

David Roberts
5B Kennedy Heights
10 Kennedy Row
Hong Kong                               25,000     Less than 1%   Common

Geoff Armstrong
250 H Street #123
Blaine, WA 98230                        10,000     Less than 1%   Common

World Web Publishing Corp. (4)
250 H Street #123
Blaine, WA 98230                        50,000 (4) Less than 1%   Common

Officers and Directors as a Group
(four persons)                         4,080,748           60.7%  common

Beneficial Ownership of Securities: Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

(1) The common shares shown as being beneficially owned by Daniel S. McKinney total 1,815,980 and include:

951,080  shares  held  in  his  name,
700,000  shares  held  by  Crestview  Associates  Limited,
164,900  shares  held  by  Coldway  Limited

Mr. McKinney and his spouse, Ms. Gaik-Im own all of the outstanding ownership interests of Crestview Associates. Mr. McKinney is a director of Coldway. Ms. Gaik-Im is a citizen of Malaysia and not a resident of the U.S. The shares of which Ms. Gaik-Im is the record holder have therefore been treated as being held of record by a non-U.S. resident.

(2) Nicholas St. Johnston owns all of the outstanding ownership interests of Milliard Limited.

(3) 20,000 of the shares held by Mr. Roberts are currently held as Options at a price of $1.56 per share

(4) Held as Options at a price of $1.00 per share. World Web Publishing.com Corp. is owned as to 100% by Geoff Armstrong, an officer of the Company.

(5)  The  600,000  shares  are  held  by  Lim  Gaik-Im,  Mr.  McKinney's  spouse

    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY -AND OTHER
                               SHAREHOLDER MATTERS

Market Information: Asia Properties common stock has been quoted in United States markets since January 25, 1999 and since that time has been the subject of limited and sporadic quotations in the Pink Sheets under the symbol "ASPZ". Asia Properties intends to apply to have its capital shares listed on the over-the-counter bulletin board maintained by the National Association of Stock Dealers (NASD), We have not, at this time, made application to the NASD Bulletin Board. We will make such application only upon effectiveness of the Registration Statement accompanying this prospectus. We will also have to meet the other qualification requirements from NASD. However, Asia Properties cannot make any assurance that an over-the-counter bulletin board listing will be approved.

Penny Stock Regulations: As we have disclosed in the Risk Factors section, ourcommon stock is quoted on the Pink Sheets, maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "ASPZ". On September 10, 2003, the last reported sale price of our common stock was $1.35 per share. The Company's common stock is subject to provisions of
Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule." Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company's common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

The following table shows the high and low per share price quotations of Asia Properties common stock as reported in the Pink Sheets for the periods presented. These quotations reflect inter dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                       HIGH          LOW
2003
          Third  Quarter  (through
          September 29, 2003           $2.60          $1.00
          Second  Quarter              $3.00          $0.35
          First  Quarter               $2.60          $0.50

2002:

          Fourth  Quarter              $2.50          $0.35
          Third  Quarter               $5.00          $0.20
          Second  Quarter              $0.55          $0.25
          First  Quarter               $0.40          $0.15

2001:

          Fourth  Quarter              $0.54          $0.20
          Third  Quarter               $0.35          $0.15
          Second  Quarter              $3.75          $0.45
          First  Quarter               $0.75          $0.15

Closing price as of this filing: The last sales price of Asia Properties common stock was $2.25 per share on May 20, 2003, the last date before the date of this filing for which there was a trade, as quoted in the Pink Sheets.

Holders: As of December 31, 2002 there were 63 holders of record of Asia Properties common stock. Many of these shares are held in street name, and consequently we have numerous additional beneficial owners.

                            DESCRIPTION OF SECURITIES


The following statements relating to the capital stock set forth the material terms of the Company's securities; however, reference is made to the more detailed provisions of the Articles of Incorporation and the By-laws, copies of which are filed as exhibits to this registration statement.

Common  Stock

The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, par value $0.001 per share, of which 6,600,782 shares are issued and outstanding as of June 30, 2003.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred  Stock

The Company is not currently authorized to issue shares of Preferred Stock and has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock. Accordingly, there are no preferred shares issued or outstanding as of the date of this registration statement.

Dividend  Policy

On August 1, 2002 we signed a subscription agreement with Entellium Corporation, in which we purchased 2 million shares of Entellium at a price of $0.01 per share, for providing services and consulting. Entellium is an Application Service Provider (ASP), with offices in USA, Malaysia and Singapore, which provides Customer Relations Management ("CRM") solutions based on the Microsoft.NET(R) web services platform. Asia Properties intends to dividend to its shareholders one million shares of Entellium Corporation as follows: ASPZ shareholders of record, on the close of May 23rd 2003 will receive one Entellium share for approximately every 6.7 ASPZ shares they own. Distribution will be affected immediately following effectiveness of a Registration Statement filed by Entellium with respect to the distribution of the shares with the US Securities Exchange Commission.

We do not intend to pay additional dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

The Company has never paid a cash dividend on its Common Stock nor does the Company anticipate paying cash dividends on its Common Stock in the near future. It is the present policy of the Company not to pay cash dividends on the Common Stock but to retain earnings, if any, to fund growth and expansion. Under Nevada law, a company is prohibited from paying dividends if the Company, as a result of paying such dividends, would not be able to pay its debts as they come due, or if the Company's total liabilities and preferences to preferred shareholders if any exceed total assets. Any payment of cash dividends of the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors the Board of Directors deems relevant.

Reports  to  Stockholders

The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934. The Company plans to furnish its stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by its independent certified public accountants. Additionally, the Company will issue unaudited quarterly or other interim reports to its stockholders.

Transfer  Agent

The transfer agent and registrar for our Common Stock is Computershare Transfer & Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401.

                  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as well as our Bylaws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the Bylaws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Asia Properties, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                     EXPERTS

The financial statements of Asia Properties incorporated herein have been so incorporated in reliance upon the report of Dale Matheson Carr-Hilton., independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding Asia Properties ability to continue as a going concern). With respect to the unaudited financial information for the period ended June 30, 2003 included herein, the independent public accountants have applied limited procedures in accordance with professional standards for a review of such information.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our legal counsel, Cutler Law Group. Cutler Law Group is the beneficial owner of 20,000 of our common shares, all of which are registered herein.

                              AVAILABLE INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Asia Properties Inc., and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC 0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The
Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                              FINANCIAL STATEMENTS


INDEX  TO  FINANCIAL  STATEMENTS                     Page  Number

Auditors  Report                                                            F-1

Consolidated  Balance  Sheets  December  31,  2002  and  2001               F-2

Consolidated  Statement  of  Operations  and  Deficit  year
     ended  December  31,  2002  and  2001,  and  period
     from  April  6,  1998  (inception)  to  December 31, 2002              F-3

Consolidated  Statement  of  Shareholders  Equity  (Deficiency)
     year  ended  December  31,  2002                                       F-4

Consolidated  Statement  of Cash Flows year ended December 31, 2002         F-5

Notes  to  Consolidated  Financial  Statements  year  ended
     December  31,  2002                                          F-6  to  F-11

Consolidated  Balance  Sheets  March  31,  2003 and 2002                   F-12

Consolidated  Statements  of  Operations  and  Deficit  three months  ended  March  31,  2003  and  2002  and  period
     from  April  6,  1998 (inception) to March 31, 2003                   F-13

Consolidated  Statements  of  Stockholders  Deficit
     March  31,  2003                                                      F-14

Consolidated  Statements  of  Cash  Flows  for  the  three
     months  ended  March  31,  2003  and  2002                            F-15

Notes  to Consolidated Financial Statements March 31, 2003         F-16 to F-20

                                AUDITORS' REPORT


To  the  Board  of  Directors  and  Stockholders
     Asia  Properties,  Inc.
     (A  Development  Stage  Company)


We have audited the consolidated balance sheet of Asia Properties, Inc. (A Development Stage Company) as at December 31, 2002 and the statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the result of its operations and the cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 , the Company has been in the development stage since its inception on April 6, 1998. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note1 . The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The comparative figures as at December 31, 2001 and for the year then ended were audited by another firm of Chartered Accountants who expressed an opinion without reservation on those statements in their report dated March 20, 2002.



                                       "Dale,  Matheson,  Carr-Hilton"

Vancouver,  B.C.                        DALE,  MATHESON,  CARR-HILTON
April  2,  2003                           CHARTERED  ACCOUNTANTS

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                December 31, 2002

                            (Stated in U.S. Dollars)




                                                  2002         2001
                                                   $             $
                                           ------------  -----------

                            ASSETS

CURRENT ASSETS
 Cash                                               32          416
Prepaid expenses                                16,500            -
                                           ------------  -----------
                                                16,532          416

INVESTMENT IN SHARES (Note 3)                   20,000            -

PROPERTY, PLANT AND EQUIPMENT (Note 4)           7,639       11,687
                                           ------------  -----------

                                                44,171       12,103
                                           ============  ===========


             LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES
 Accounts payable                                1,366      174,673
 Accrued liabilities                             5,000        5,000
 Due to related parties (Note 5)               107,744       42,337
                                           ------------  -----------
                                               114,110      222,010
                                           ------------  -----------

SHAREHOLDERS' DEFICIENCY
COMMON STOCK, $0.001 PAR VALUE
50,000,000 SHARES AUTHORIZED.
6,600,782 AND 6,580,782 ISSUED AND
OUTSTANDING RESPECTIVELY

   SHARE CAPITAL (Note 6 )                       6,601        6,581

   ADDITIONAL PAID-IN CAPITAL                1,402,883    1,392,903

   DONATED CAPITAL (Note 5)                    150,000       60,000

   DEFICIT ACCUMULATED DURING
      THE DEVELOPMENT STAGE                 (1,629,423)  (1,669,391)
                                           ------------  -----------
                                               (69,939)    (209,907)
                                           ------------  -----------

                                                44,171       12,103
                                           ============  ===========



         See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)


                                                  Accumulated from
                                                  April 6, 1998         For the Year    For the Year
                                                  (Date of Inception)   ended           ended
                                                  to December 31,       December 31,    December 31,
                                                  2002                  2002            2001
                                                       $                   $              $
                                                --------------------  --------------    ------------


REVENUE                                                           -               -              -

GENERAL AND ADMINISTRATION EXPENSES                       1,772,730         103,339        341,121
EXPENSE RECOVERY (Note 8)                                  (143,307)       (143,307)             -
                                                --------------------  --------------    ------------

NET INCOME (LOSS)                                        (1,629,423)         39,968       (341,121)
                                                ====================  ==============    ============

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE                                  0.01           (0.05)
                                                                      ==============    ============

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC                                 6,581,878       6,547,000
                                                                      --------------    ------------

PLUS: INCREMENTAL SHARES OF ASSUMED
CONVERSION                                                                   40,000               -
                                                                      --------------    ------------

ADJUSTED WEIGHTED AVERAGE SHARES                                          6,621,878       6,547,000
                                                                      ==============    ============



         See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)


                                                                                                   Deficitated
                                                  Common Stock                                     Accumulated
                                                  -------------          Additional                During the
                                            Number                       Paid-in                   Development
                                            of             Amount        Capital       Total       Stage
                                            Shares         $             $             $           $
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 1998                    7,250,600         7,251        634,349     641,600     (187,633)

Shares issued for services                        70,834            71        234,476     234,547            -

Net loss for the year                                  -             -              -           -     (660,954)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 1999                    7,321,434         7,322        868,825     876,147     (848,587)

Shares cancelled and returned to treasury     (1,400,000)       (1,400)         1,400           -            -

Shares issued for:
Services                                         438,100           438        332,291     332,729            -

Settlement of debt                               133,248           133        133,215     133,348            -

Net loss for the year                                  -             -              -           -     (479,683)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2000                    6,492,782         6,493      1,335,731   1,342,224   (1,328,270)

Shares cancelled and returned to treasury        (30,000)          (30)            30           -            -

Shares issued for:
Services (Note 6(a))                              60,000            60         35,940      36,000            -

Settlement of debt (Note 6(a))                    58,000            58         21,202      21,260            -

Net loss for the year                                  -             -              -           -     (341,121)
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2001                    6,580,782         6,581      1,392,903   1,399,484   (1,669,391)

Shares issued for services (Note 6(b))            20,000            20          9,980      10,000            -

Net income for the year                                -             -              -           -       39,968
                                            -------------  ------------  ------------  ----------  ------------

Balance - December 31, 2002                    6,600,782         6,601      1,402,883   1,409,484   (1,629,423)
                                            =============  ============  ============  ==========  ============


         See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          Year ended December 31, 2002

                          (Stated  in  U.S.  Dollars)



                                                       Accumulated from
                                                       April 6, 1998         For the Year    For the Year
                                                       (Date of Inception)   ended           ended
                                                       to December 31,       December 31,    December 31,
                                                       2002                  2002            2001
                                                          $                    $                $
                                                       --------------------  --------------  -------------

OPERATING ACTIVITIES
  Net income (loss)                                             (1,629,423)         39,968       (341,121)
  Items not affecting cash
    Amortization                                                    12,599           4,048          4,584
    Write-down of investment to net realizable value                27,000               -              -
    Donated consulting services                                    150,000          90,000         60,000
    Deferred assets amortized                                       12,507               -          1,594
    Gain on forgiveness of debt                                   (143,307)       (143,307)             -
    Shares issued for services rendered (Note 6)                   613,276          10,000         36,000

  Changes in non-cash working capital
    Decrease in receivables                                              -               -          7,232
    Increase in prepaid assets                                     (16,500)        (16,500)
    Increase (decrease) in accounts
       payable and accruals                                        304,281         (30,000)       189,705
                                                       --------------------  --------------  -------------
  Cash flow used by operating activities                          (669,567)        (45,791)       (42,006)
                                                       --------------------  --------------  -------------

INVESTING ACTIVITIES
  Increase in deferred assets                                      (12,507)              -              -
  Purchase of securities (Note 3)                                  (20,000)        (20,000)             -
  Purchase of property, plant and equipment                        (20,238)              -              -
  Purchase of investment                                           (27,000)              -              -
                                                       --------------------  --------------  -------------
  Cash flow used by investing activities                           (79,745)        (20,000)             -
                                                       --------------------  --------------  -------------

FINANCING ACTIVITIES
  Issuance of stock                                                641,600
  Advances from related parties                                    107,744          65,407         42,337
                                                       --------------------  --------------  -------------
  Cash flow from financing activities                              749,344          65,407         42,337
                                                       --------------------  --------------  -------------

INCREASE (DECREASE) IN CASH FLOW                                        32            (384)           331

CASH, BEGINNING OF YEAR                                                  -             416             85

CASH, END OF YEAR                                                       32              32            416
                                                       ====================  ==============  =============

NON-CASH FINANCING ACTIVITIES
  Shares issued for services rendered                              613,276          10,000         36,000
  Shares issued to settle debt                                     154,608               -         21,260
                                                       --------------------  --------------  -------------
                                                                   767,884          10,000         57,260
                                                       ====================  ==============  =============


         See notes to financial statements

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

1.     NATURE  OF  OPERATIONS  AND  CONTINUANCE  OF  OPERATIONS

     Asia Properties, Inc. (the "Company") was incorporated in Nevada on April 6, 1998. The Company was formed to seek opportunities to invest in real estate projects in Asia. The Company has an 83% owned subsidiary, Asia Properties, International (Thailand) Ltd., which was registered in Thailand on August 2, 1999, to conduct the Company's real estate operations in Thailand.

     The Company signed a Share Purchase and Sales Agreement on February 4, 2000 and intended to acquire Northbridge Communities Limited (NCL), a Thailand company, which owns certain real estate properties in Thailand and Cambodia. The rights to establish Bangkok Real Estate Funds (see Note 4) expired in August 2000. The Company wrote off the value of the Bangkok Real Estate Funds as of December 31, 2000.

     On June 4, 2002 the Company signed a non-binding letter of intent with Entellium Investments, Ltd. ("Entellium") and Entellium's controlling shareholders, pursuant to which the parties agreed to complete a share exchange transaction that would result in a reverse takeover of the Company by Entellium. Entellium is based in Malaysia and is in the business of providing businesses of all sizes with a suite of e-business tools to simplify and enhance key sales, marketing and customer processes (Customer Relationship Management) at a fraction of the cost of traditional methods. On August 1, 2002 the Company terminated its Letter of Intent with Entellium and instead purchased two million shares representing 11% of Entellium for $0.01 per share or $20,000.

     On October 3, 2002 the Company signed a letter of intent for an Equity Line of Credit with Cornell Capital Partners L.P. Under the terms of this agreement, Cornell is committed to purchase up to $10,000,000 worth of common shares of the Company over a 24 month period commencing on the date of registration of the Company's shares with the Securities and Exchange Commission. The purchase price of the shares will be equal to 98% of the market price at the time of purchase. These shares will have various restrictions placed on them as well as other obligations connected with the closing costs including $15,000 of legal fees associated with these transactions. Subsequently, on February 21, 2003, the Company amended the equity line from $10 million down to $5 million.

     Planned principal activities have not yet begun and revenues have not been realized. The Company will continue to be in the development stage until the Company begins its principal business activities and significant revenues begin. In a development stage company, management devotes most of its activities to developing a market for its business. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations.

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

2.     SIGNIFICANT  ACCOUNTING  POLICIES



     a)     Consolidated  Financial  Statements

These consolidated financial statements include the accounts of the Company, and its 83% owned Thailand subsidiary, Asia Properties, International (Thailand) Ltd., which is inactive.

     b)     Use  of  Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c)     Foreign  Currency  Translation

Revenue, expenses and non-monetary balance sheet items in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is charged to operations.

     d)     Cash  and  Cash  Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance to be cash equivalents.

     e)     Investment  in  shares

The Company considers the investment in shares as available for sale securities, and is carrying the investment at cost, as the fair market value of these securities is not readily determinable.

f)     Property,  Plant  and  Equipment

Office equipment is recorded at cost. Depreciation is computed on a straight-line basis over their estimated useful lives, ranging from three to seven years

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

2.     SIGNIFICANT  ACCOUNTING  POLICIES  -  Cont'd


     g)     Basic  and  Diluted  Net  Income  (Loss)  per  Share

The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standards ("SFAS") No.128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share
(EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period.
Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

     h)     Accounting  for  Stock-Based  Compensation

SFAS No.123, "Accounting for Stock-Based Compensation", requires that stock awards granted be recognized as compensation expense based on fair values at the date of grant. Alternatively, a company may account for stock awards granted under Accounting Principles Board Opinion (APB) No.25, "Accounting for Stock Issued to Employees", and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation for employees under APB No.25 and make the required pro forma disclosures for compensation expense. Stock based compensation for non-employees are accounted for using SFAS No.123.

     i)     Income  Taxes

Income taxes are provided for using the liability method of accounting in accordance with SFAS No.109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

There is no provision for income taxes as the Company has incurred losses since inception. The Company's total deferred tax asset as of December 31, 2002 and 2001, is as follows:

                                       2002          2001
                                        $             $
                                     --------     ---------
             Net operating loss     (128,000)     (198,000)
             Valuation allowance     128,000       198,000
                                     --------     ---------

                                           -             -
                                     ========     =========

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

2.     SIGNIFICANT  ACCOUNTING  POLICIES  -  Cont'd


     i)     Income  Taxes  cont.

     The  Company  has  incurred  net  operating  losses  as  follows:
               Amount     Year  of
     Year  of  Loss          $          Expiration

          1998            188,000          2017
          1999            661,000          2018
          2000            480,000          2019
          2001            198,000          2020
          2002            128,000          2021

3.     INVESTMENT

On August 1, 2002 the Company purchased two million shares of Entellium Investments Ltd. representing 11% of the outstanding voting shares of Entellium for $0.01 per share or $20,000. The Company was granted the right to purchase these shares at $0.01 per share for providing the following services:

a)     General  investment  banking  and  business  development
b) Development of market entry strategies into North America, including the Telus deal
c) Strategic fund raising activities and arranging a US$5 million line of credit
d)     Consulting  to  Entellium's  senior  executives
e)     Legal  and  accounting  advisory  and  professional  introductions

(See  Note  2(e))


4.     PROPERTY,  PLANT  AND  EQUIPMENT


                                        2002                         2001
                       ------------------------------------     -----------
                                   Accumulated
                         Cost      Amortization         Net          Net
                            $             $              $            $
                       -------        -------         ------       -------
   Office equipment     20,238         12,599          7,639        11,687
                       =======        =======         ======       =======

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

5.     RELATED  PARTY  TRANSACTIONS


The amounts owing to the directors are unsecured, non-interest bearing and due on demand.

The President of the Company has donated services valued at $5,000 per month. This amount has been charged to operations and classified as "donated capital" in stockholders' deficit. Two of the Company's non-executive directors received directors' fees of $15,000, which has been charged to operations and classified as "donated capital" in stockholders' deficit.

6.     SHARE  CAPITAL

a) During fiscal 2001 the Company issued 60,000 common shares having a value of $36,000 for consulting services. The Company also issued 58,000 common shares having a value of $21,260 to settle debt.

     b) During fiscal 2002 the Company issued 20,000 common shares having a value of $10,000 for legal services.

7.     STOCK  OPTIONS

The weighted average number of shares under option and option prices for the period ended December 31, 2002 are as follows:




                                               Weighted
                     Shares     Weighted       Average
                     Under      Average        Remaining
                     Option     Option Price   Life of Options
                     $          $                 (Months)
                     ---------  -------------  ---------------

Beginning of period     40,000           1.56
Granted                      -              -
Exercised                    -              -
Cancelled                    -              -
Lapsed                       -
                     ---------

End of period           40,000           1.56               13
                     =========  =============  ===============

     The options were granted for services provided or to be provided to the Company. SFAS No.123 requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No.25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis.

                              ASIA PROPERTIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Year ended December 31, 2002

                            (Stated in U.S. Dollars)

7.     STOCK  OPTIONS  -  Cont'd

The fair value of the employee's purchase rights under SFAS 123, was estimated using the Black-Scholes model using the following assumptions: risk free interest rate of 5.0%, expected volatility of 100%, an expected option life of three years, and no expected dividends.

If compensation expense had been determined pursuant to SFAS 123, the Company's net income (loss) and net income (loss) per share for the year ended December
31,  2002  and  the  year  ended  December  31, 2001 would have been as follows:

                                              2002                2001
                                                $                    $
                                           -------             ---------
     Net  income  (loss)
           As reported                     39,968              (341,121)
           Pro forma                       39,968              (353,343)
     Basic net income (loss) per share
           As reported                       0.01                 (0.05)
           Pro forma                         0.01                 (0.05)

8.     CONTINGENCY

     An account payable in the amount of $143,307 in respect of legal services in prior periods was reversed in 2002, as the legal work performed considered unsatisfactory. A gain on reversal of this debt was recorded in the current year. The Company believes the matter has been properly settled but the law firm that provided these services has not acknowledged in writing this settlement.

9.     SUBSEQUENT  EVENTS

On February 19, 2003 the Company signed a Memorandum of Understanding to purchase 46 acres of beachfront land in Phuket, Thailand for $9.5 million. The Company intends to issue common stock for $5.33 million and seek bank financing for $4.16 million. The Company plans to utilize its Equity Line of Credit with Cornell Capital to develop a resort.

On February 21, 2003 the Company revised its equity line of credit with Cornell Capital from $10 million to $5 million.

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Balance  Sheets
                                                    (Expressed  in  US  Dollars)

                                                      June 30,2003    Dec. 31, 2002
                                                      $               $
                                                         (unaudited)        (audited)
                                                      --------------  ---------------

                                      Assets

Current Assets

Cash                                                             98               32
Prepaid Expenses                                            100,000           16,500
                                                      --------------  ---------------
                                                            100,098           16,532

Investment in Shares of Entellium Investments, Ltd.          20,000           20,000

Property, Plant and Equipment (Note 3)                            -            7,639
                                                      --------------  ---------------

Total Assets                                                120,098           44,171
                                                      ==============  ===============

                      Liabilities and Stockholders' Deficit

Current Liabilities

Accounts payable                                             11,853            1,366
Accrued liabilities                                           5,000            5,000
                                                      --------------  ---------------
                                                             16,853            6,366

Due to related parties - Deferred                           107,791          107,744
                                                      --------------  ---------------

Total Liabilities                                           124,644          114,110
                                                      --------------  ---------------


Stockholders' Deficit

Common Stock, $0.001 par value
   50,000,000 shares authorized;                              6,721            6,601

Additional Paid-in Capital                                1,522,763        1,402,883

Donated Capital (Note 5)                                    180,000          150,000

Deficit Accumulated During the Development Stage         (1,714,030)      (1,629,423)
                                                      --------------  ---------------

Total Stockholders' Deficit                                  (4,546)         (69,939)
                                                      --------------  ---------------

Total Liabilities and Stockholders' Deficit                 120,098           44,171
                                                      ==============  ===============


Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Statements  of  Operations

(Unaudited)

                                                (Expressed  in  US  Dollars)


                                      For the Three Months     For the Six Months
                                        Ending June 30           Ending June 30
                                       2003       2002         2003        2002
                                     ---------   --------      -------     --------
Revenue                                      -           -           -           -

General and Administration Expenses

Management Fees                         15,000      15,000      30,000      30,000
Investment Banking and Finders Fee      17,500           -      20,000           -
Audit & Legal                           15,418      12,618      18,530      17,815
Office Equipment Write off               7,639           -       7,639           -
Travel                                   2,255       7,465       4,251       9,676
Trust & Filing Fees                        637         589       1,066         502
Telephone & Internet                       582         594       1,271       1,103
Promotion                                  428           -         428           -
Bank Charges & Interest                    404         397         743         672
Office Expenses                            345         350         428           -
                                     ---------   --------      -------     --------

Net Loss For The Period                 60,208      37,013      84,607      60,401
                                     =========   =========     =======     ========

Net Loss Per Share                      (0.009)     (0.006)     (0.013)     (0.009)
                                     =========   =========     =======     ========

Weighted Average Shares Outstanding  6,720,782   6,720,782   6,581,000   6,547,000
                                     =========   =========     =======     ========

(Diluted  loss  per share has not been presented as the result is anti-dilutive)

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Statement  of  Stockholders'  Deficit


                                                                                       Deficit
                                                                                       Accumulated
                                                                Additional             During the
                                              Common Stock      Paid-in                Development
                                            Shares    Amount    Capital     Total      Stage
                                              #          $         $          $          $
                                            ----------  ------  ---------  ---------  -----------

Balance - December 31, 1998                 5,850,600   5,851     635,749    641,600    (187,633)

Shares issued for services                     70,834      71     234,476    234,547           -

Net loss for the year                               -       -           -          -    (660,954)
                                            ----------  ------  ---------  ---------  -----------

Balance - December 31, 1999 (audited)       5,921,434   5,922     870,225    876,147    (848,587)

Shares issued for:

Services                                      438,100     438     332,291    332,729           -
Settlement of debt                            133,248     133     133,215    133,348           -

Net loss for the year                               -       -           -          -    (479,683)
                                            ----------  ------  ---------  ---------  -----------
Balance - December 31, 2000 (audited)       6,492,782   6,493   1,335,731  1,342,224  (1,328,270)

Shares cancelled and returned to treasury     (30,000)    (30)         30          -           -

Shares issued for:
Services                                       60,000      60      35,940     36,000           -
Settlement of debt                             58,000      58      21,202     21,260           -

Net loss for the year                               -       -           -          -    (340,121)
                                            ----------  ------  ---------  ---------  -----------
Balance - December 31, 2001 (audited)       6,580,782   6,581   1,392,903  1,399,484  (1,669,391)
Shares issued for services                     20,000      20       9,980     10,000
Net income for the period                           -       -           -          -      39,968
                                            ----------  ------  ---------  ---------  -----------
Balance - December 31, 2002 (audited)       6,600,782   6,601   1,402,883  1,409,484  (1,629,423)
Shares issued for services                    120,000     120     119,880    120,000
Net loss for the period                        84,607
                                            ----------  ------  ---------  ---------  -----------
Balance - June 30, 2003                     6,720,782   6,721   1,522,763  1,529,484  (1,714,030)
                                            ==========  ======  =========  =========  ===========

Asia  Properties,  Inc.
(A  Development  Stage  Company)
Consolidated  Statements  of  Cash  Flows

                                 Three Months Ended   Six Months Ended
                                       June 30            June 30
                                  2003       2002       2003      2002
                                 --------   -------   --------  ---------
Cash provided by (used in)

Net loss for the period           (60,208)  (37,012)   (84,607)  (60,401)

Items not affecting cash
Amortization                        7,639       520      7,639     1,040

Change in non-cash
   working capital items           49,372    25,189     42,921    50,139
                                 --------   -------   --------  ---------

Cash Flow Used in
   Operating Activities            (3,197)  (11,303)  (119,889)   (9,222)
                                 --------   -------   --------  ---------

Financing Activities


  Issuance of share capital             -         -    120,000         -
  Advances from related parties     3,188     6,941        (47)   13,669
                                 --------   -------   --------  ---------

Cash Flow Provided by
   Financing Activities             3,188     6,941    119,953    13,669
                                 --------   -------   --------  ---------

Net Increase (decrease) in Cash        (9)    4,362         64     4,447

Cash - Beginning of Period            107       501         32       416
                                 --------   -------   --------  ---------

Cash - End of Period                   98     4,863         98     4,863
                                 ========   =======   ========  =========


NOTES  TO  THE  FINANCIAL  STATEMENTS


Note  1


          These interim financial statements should be read in conjunction with the Corporation's most recent audited financial statements and notes included in the annual report for the year ended December 31, 2002.

          These financial statements follow the same accounting policies and methods as the most recent annual financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.  Indemnification  Of  Directors  And  Officers
Section 78.751 of Nevada Revised Statutes provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of our company may and, in certain cases, must be indemnified by our company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to our company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

As authorized by Section 78.037 of Nevada Revised Statutes, our Articles of Incorporation eliminate or limit the personal liability of a director to our company or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for:

- Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

- The payment of distributions in violation of Section 78.300 of Nevada Revised Statutes.

Our Articles of Incorporation provide for indemnification of officers and directors to the fullest extent permitted by Nevada law. Such indemnification applies in advance of the final disposition of a proceeding.

At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item  25.  Other  Expenses  Of  Issuance  And  Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Asia Properties will bear all costs and expenses of this offering.

Securities and Exchange Commission Registration Fee     $     434
Printing and Engraving Expenses                         $   5,000
Accounting Fees and Expenses                            $  20,000
Legal Fees and Expenses                                 $  30,000
Blue Sky Qualification Fees and Expenses                $   2,500
Miscellaneous                                           $   2,500
TOTAL                                                   $  60,000

Item  26.  Recent  Sales  Of  Unregistered  Securities

On October 20, 2000, 100,000 shares were issued to Hudson Consulting as Settlement for five months of Investor and Public Relations services. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On December 29, 2000, 411,348 shares of common stock were issued at a price of $1.00 per share as payment of loans to the Company totaling $411,348. These shares were issued as follows:

Daniel Mckinney was issued 92,580, shares based on a loan to the Company of $92,580. Coldway Limited was issued 139,000 shares, based on a loan to the Company of $139,000 (Mr. McKinney and his spouse, Ms. Gaik-Im own 100% of the outstanding shares of Coldway Limited). Nicholas St. Johnston was issued 40,768 shares based on a loan to the Company of $40,768. Milliard Limited was issued 139,000 shares based on a loan to the Company of $139,000. (Nicholas St.
Johnston  owns  100%  of  the  outstanding  shares of Milliard Limited)   These
shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

The loans by Coldway and Milliard, totaling $278,000, were used to pay salaries all other loans were used for working Capital.

On February 9, 2001, 20,000 shares were issued to Melton J. Horwitz and 4,000 shares were issued to Melton J & Lorainne Charitable Trust to settle an outstanding debt. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On February 28, 2001 36,000 shares were issued to Thiraphong Chansiri to settle an outstanding debt. The dollar value of the shares issued in February, 2001 was $1.00 per share based on the average price of the shares during that period. In addition, also on February 28, 2001 options to buy 10,000 shares at a price of $1.56 per share for a period of two years were granted to David Diehl for services and 10,000 options to buy shares at a price of $1.56 per share for a period of two years were granted to David Roberts for services . These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On October 4, 2001 58,000 shares were issued to KCSA Worldwide at a price of $0.44 per share In Lieu of a fee of $25,659. KCSA provided investor relations services from August 1998 until September 2000. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

In October 2002, we issued 20,000 shares of our common stock valued at $10,000 to Cutler Law Group, our securities counsel, under Rule 504 of Regulation D promulgated under the Securities Act of 1933, in consideration for legal services rendered. These shares were issued in accordance with Section 4(2) of the Securities Act of 1933 for a private issuance of securities without any public solicitation.

On February 28, 2003, 10,000 shares were issued to Falcon Crest Capital. Falcon Crest Capital provided investment banking services and made introductions to Cornell Capital. Also on February 28, 2003, 10,000 shares were issued to World Web Publishing.com Corp. under Rule 504 of Regulation D promulgated under the Securities Act of 1933 for consulting services and document preparation. The dollar value of the shares issued on February 28, 2003 and May 20, 2003 was $0.50 share based on the average price of the shares during that period. In addition, 50,000 options to purchase shares at a price of $1.00 per share for a period of two years were granted to World Web Publishing.com, a company owned as to 100% by Geoff Armstrong, secretary to Asia properties, for current and ongoing services.

On May 20, 2003, we issued 90,000 shares of our common stock as a commitment fee pursuant to an equity line of credit to Cornell Capital Partners, L.P., and 10,000 shares of our common stock to TN Capital Equities, Ltd. pursuant to a placement agent agreement. The dollar value of the shares issued on May 20, 2003 was $2.20 based on the average price of the shares during that period. These issuances were completed without any public offering or solicitation and exempt in accordance with Section 4(2) of the Securities Act.

Item  27.       Exhibits  And  Financial  Statement  Schedules
     (a) The following exhibits are filed as part of this registration statement:
3.1     Articles  of  Incorporation
3.2     By-laws
5.1     Opinion  of  Cutler  Law  Group
10.1 Equity Line of Credit Agreement dated May 20, 2003 between Asia Properties, Inc. and Cornell Capital Partners, L.P.
10.1.2  Exhibit  A  and  Schedule  2.6(b)  (Equity  Line  of  Credit  Agreement*
10.2 Registration Rights Agreement dated May 20, 2003 between Asia Properties, Inc. and Cornell Capital Partners, L.P.
10.3     Escrow  Agreement  dated  May  20,  2003  among  Asia Properties, Inc.,
Cornell  Capital  Partners,  L.P.  and  Butler  Gonzalez  LLP

10.4 Placement Agent Agreement dated May 20, 2003 between Asia Properties, Inc. and TN Capital Equities, Ltd.
10.5 Purchase and Sale Agreement dated May 20, 2003 between Asia Properties, Inc., Asia Properties (Thailand), Inc. and Hong Yuan Enterprise Limited*
10.6     Daniel  McKinney  employment  agreement
10.7     Stock  Option  Plan
10.8 Business Consultant Services Agreement dated March 4, 2003 between Asia Properties, Inc. and World Web Publishing.com Corp.
10.9 Memorandum of Understanding dated February 18, 2003 between Asian Properties, Inc. and Hong Yuan Enterprise Limited
10.10 Extension of Memorandum of Understanding dated May 20, 2003 between Asian Properties, Inc. and Hong Yuan Enterprise Limited.23.1
10.12      Subscription  Agreement  for  shares  of  Entellium  Corporation*
22.     Subsidiaries:     Asia  Properties,  International  (Thailand)  Co. Ltd.
Incorporated  in  Thailand.
23.1     Consent  of  Cutler  Law  Group (included in opinion listed as Exhibit
5.1)
23.2 Consent of Dale, Matheson, Carr-Hilton Chartered Accountants *Filed herewith - all others previously filed

Item  28.  Undertakings

The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus that is required by Sections 10(a)(3) of the Securities Act (the "Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The  undersigned  registrant  hereby  undertakes  that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the City of Bellingham, Washington, on September 29, 2003.

     ASIA  PROPERTIES,  INC

     By: /s/ Daniel McKinney
     Name:  Daniel  McKinney
     Title:  Chief  Executive  Officer  and  President



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                 TITLE                               DATE


/s/ Daniel Mckinney       President, Chief Executive Officer September 29, 2003
---------------------     and Director
Daniel  Mckinney          (principal  executive, accounting
                          and  financial officer)

/s/ Daniel Mckinney       Director                           September 29, 2003
---------------------
Nicholas St.Johnston
By Daniel Mckinney, power
of attorney

/s/ Daniel Mckinney       Director                           September 29, 2003
---------------------
David Roberts
By Daniel Mckinney, power
of attorney

[Power of attorney contained in SB-2 filing for Asia Properties Investments, Inc.]